UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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Commvault Systems, Inc.

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COMMVAULT

2022 Proxy Statement and Notice of Annual Meeting

COMMVAULT

July 1, 2022

Commvault Systems, Inc.

1 Commvault Way

Tinton Falls, NJ 07724

(732) 870-4000

July 1, 2022

Dear fellow Commvault stockholder:

I would like to take a moment to commend CEO Sanjay Mirchandani and his leadership team.

As Chairman, I have a unique opportunity to serve as an early sounding board for strategic plans, build relationships directly with our stockholders, and share my experiences with the management team to ensure we are all aligned on the Company’s strategic direction. I’m delighted to report that Commvault has made significant progress on this journey, as demonstrated by our strong results.

In just three years, we have strengthened the very core of our business. Commvault has scaled operations, accelerated its go-to-market program, and innovated an award-winning cloud data management portfolio. This includes introducing our hyper-growth Metallic software-as-a-service (SaaS) solutions that are driving a predictable and profitable revenue stream.

One of Sanjay’s strengths as a CEO is to develop and motivate talent. Under his leadership, we have built a strong bench of experienced SaaS leaders. We have also diversified our Board-by race, gender, orientation, and expertise. Our newest directors have experience with cloud, SaaS, and customer success that is invaluable as the Board guides future innovation. Moreover, we have intensified our focus on corporate social responsibility as part of our efforts to promote more sustainable value for our employees, stockholders, and the communities in which we live and work. This has all been achieved while enhancing our balance sheet and repurchasing more than $305 million of our shares.

We believe that Commvault has succeeded in its commitment to shareholders to deliver responsible growth.

On behalf of the entire Board of Directors, thank you for your ongoing support. We are glad you are accompanying us on this exciting journey.

Nicholas Adamo Chairman of the Board

Notice of 2022 Annual

Meeting of Stockholders

The purposes of the meeting are:

1.   To elect six directors for a one-year term;

2.   To vote, on an advisory basis, on our executive compensation program;

3.   To ratify the appointment of Ernst & Young LLP as Commvault’s independent public accountants for the fiscal year ending March 31, 2023;

4.   To approve additional shares to be available for grant under the 2016 Omnibus Incentive Plan, as amended by the Sixth Amendment
(the “2016 Incentive Plan”); and

5.   To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

Only stockholders of record as of the Record Date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. We will mail a Notice Regarding the Availability of Proxy Materials to stockholders of record on or before July 1, 2022, so you can access our proxy materials online or request paper copies of these materials.

For information about how to access the virtual meeting, and what to do if you have technical difficulties, please see “Additional Information about the Annual Meeting.”

If you vote in advance using our telephone or Internet voting procedures or by sending in your proxy card, you may still attend and vote at the Annual Meeting.

A list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders during the 10 days preceding the meeting and during the meeting. Information regarding how to examine the stockholder list is available at the meeting website at http://ir.commvault.com/annual-meeting.

Important Notice Regarding the Availability of Proxy Materials for the Meeting to be held on August 24, 2022: This proxy statement and our annual report to stockholders are available at www.edocumentview.com/CVLT.

How to Vote:

Online during the Meeting:
Attend the Annual Meeting virtually at http://ir.commvault. com/annual-meeting and follow the instructions on the website
Online before the Meeting:
Visit www.investorvote.com/CVLT and finish voting before 3:00 a.m. EST on August 24, 2022.
Mail:
Sign, date and return your proxy card in the enclosed envelope
Telephone:
Call the telephone number on your proxy card

By Order of the Board of Directors Danielle Sheer Chief Legal and Compliance Officer July 1, 2022

02	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

03	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

Proxy

Summary

This proxy summary highlights information contained elsewhere in this proxy statement. It does not contain all the information that you should consider. Please read the entire proxy statement carefully before voting. This proxy statement is first being made available to stockholders on or about July 1, 2022.

MEETING AGENDA

Proposal	Board’s voting recommendation	For more information

Election of directors	FOR each nominee	Page 10

Advisory vote on executive compensation	FOR	Page 29

Ratification of independent auditors	FOR	Page 49

Approval of additional shares under the 2016 Omnibus Incentive Plan	FOR	Page 51

•  We redesigned our proxy statement and enhanced our disclosures to demonstrate our ongoing commitment to transparency and clarity.

•  In 2021, we amended the charter of the Board’s Nominations and Governance Committee to ensure Board-level oversight of Commvault’s corporate social responsibility and sustainability programs and efforts.

•  We adopted a “clawback” policy in 2021 to ensure we can recover any incentive compensation paid to certain officers in the event financial statements are subsequently restated.

•  Due to our active Board refreshment program, eight of our ten directors (including three women) have joined the Board in the past four years.

•  The Nominations and Governance Committee resolved to rotate the chair of each committee every five years and Chair of the Board every ten years.

•  We issued our third annual Corporate Social Responsibility report in June 2022.

•  We welcomed Javier Dominguez as our Chief Information Security Officer.

04	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

PROXY SUMMARY  |  ELECTION OF DIRECTORS

Election of Directors

The following table shows information about our directors and director nominees. All our directors and nominees are independent except Mr. Mirchandani, Commvault’s President and Chief Executive Officer.

				Committees
	Age	Director Since	Occupation and Background	Audit	Nominations and Governance	Operating	Talent Management and Compensation

NOMINEES

Nicholas Adamo, Chair of the Board	58	2018	Former Senior Vice President of the Americas, Cisco Systems

Martha H. Bejar	60	2018	Senior Partner, Dagrosa Capital LLC and Chief Executive Officer of Red Bison Advisory Group, LLC

Keith Geeslin	69	1996	Partner, Francisco Partners

Vivie “YY” Lee	55	2018	Senior Vice President and Chief Strategy Officer, Anaplan

Sanjay Mirchandani	58	2019	President and Chief Executive Officer, Commvault Systems

David F. Walker	68	2006	Former Director of the Accountancy Program and the Program for Social Responsibility and Corporate Reporting, University of South Florida St. Petersburg

CONTINUING DIRECTORS

R. Todd Bradley	64	2020	Operating Partner, One Equity Partners

Charles Moran	67	2018	Founder and former Chief Executive Officer and President, Skillsoft Plc.

Allison Pickens	37	2020	Former Chief Operating Officer, Gainsight

Arlen Shenkman	51	2020	Former Executive Vice President and Chief Financial Officer, Citrix Systems, Inc.

Number of Directors				3	3	3	3

Committee Chair	Committee Member

Diversity and Tenure Among the Ten Directors

05	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

PROXY SUMMARY  |  2022 FINANCIAL HIGHLIGHTS

Fiscal 2022 Financial Highlights

Focused and Thoughtful Board Refreshment

Eight of our ten directors have joined the Board in the past four years, increasing the Board’s diversity and range of expertise.

Fiscal 2022 was a successful year for Commvault, with notable increases in revenues, GAAP and non-GAAP income from operations, and GAAP and non-GAAP diluted earnings per share.

1.

Please see “Reconciliation of GAAP to Non-GAAP Financial Measures” in Annex A for additional information about our non-GAAP financial measures. Our GAAP income/(loss) from operations (EBIT) was $41,566 and ($22,263) in fiscal years 2022 and 2021, respectively. Our GAAP diluted earnings/(loss) per share (EPS) was $0.71 and ($0.66) in fiscal years 2022 and 2021, respectively.

06	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

PROXY SUMMARY  |  GOVERNANCE HIGHLIGHTS

Governance Highlights

Commvault is committed to excellence in corporate governance. We have recently strengthened several of our policies and practices to demonstrate this commitment, including those summarized below.

Independent Board leadership. Our Board is led by an independent chairman so our President and Chief Executive Officer can focus on his executive leadership role.

Clawback policy. In 2021, we implemented a “clawback” policy for cash and equity incentive awards. This policy allows us to recoup compensation if Commvault is required to prepare a financial restatement, without regard to whether the restatement is caused by wrongdoing, negligence, or misconduct.

Hedging policy. We have a policy that prohibits our employees, officers, and directors from engaging in any hedging transactions with regard to Commvault common stock.

Proxy access. Our Amended and Restated Bylaws include a “proxy access” provision that provides stockholders with the ability to nominate director candidates to be included in our proxy materials.

Leadership diversity. Our Board has adopted Corporate Governance Guidelines that includes an express policy to prioritize diversity. Our Board appointments reflect these considerations. Since Mr. Mirchandani joined Commvault in 2019, we have welcomed three women to our executive team and a third woman to our Board. Our Board participated in our employee diversity and inclusion initiatives for Pride month, including director Ms. YY Lee sharing her insights on the industry with a focus on allyship, inclusion in the workplace, and individuality as a key to success.

Cybersecurity. Leveraging his 20 years of experience in security program transformation, Mr. Javier Dominguez now leads our cybersecurity strategy as our Chief Information Security Officer. The Board provides oversight of the Company’s cybersecurity and compliance programs.

Compliance program. We have expanded our compliance program under the leadership of a Director of Compliance. Under the Chief Legal and Compliance Officer and in conjunction with the new Chief Information Security Officer, the Director of Compliance monitors and implements compliance training regarding our policies relating to sanctions, data privacy, cybersecurity, anti-harassment, modern slavery act, background checks, confidentiality, business continuity, equal employment, and anti-corruption. The goal of the compliance program is to meet the needs of our customers and partners in an ever-changing regulatory compliance landscape.

We believe these changes and practices represent strong corporate governance measures that are in the best interests of our company and its stockholders.

07	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

PROXY SUMMARY  |  EXECUTIVE COMPENSATION HIGHLIGHTS

Executive Compensation Highlights

Commvault’s executive compensation program is designed to support our long-term strategic vision and to align with our pay-for-performance philosophy. As shown below, a significant amount of our executives’ direct compensation is long-term and varies based on company (and, for some executives, individual) performance.

08	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

PROXY SUMMARY  |  CORPORATE SOCIAL RESPONSIBILITY DEVELOPMENTS

Corporate Social Responsibility Developments

Climate

This past year, Commvault’s Environmental, Social and Governance (ESG) team completed a gap analysis against Sustainability Accounting Standards Board (SASB) requirements for software and technology companies. SASB is a widely recognized independent standard for financially material ESG information that is industry-specific, evidence-based, and market-informed to help investors compare companies fairly while monitoring markets over time. As a result of the gap analysis, the ESG team increased its focus on inclusion and belonging by adding three new employee resource groups (ERG)-Capabilities, Family Support Network, and Environmental-to the Commvault ERG community.

We published our second annual CSR report in June 2021. This report highlights that the nature of our business enables us to avoid having a traditional corporate environmental footprint. For example, we do not require physical manufacturing operations or global supply chains. Moreover, nearly 50% of the energy requirements (175 days) for Commvault’s main data center was avoided through the use of innovative free cooling processes, resulting in an annual reduction of 682,000 kilowatt hours or 159,000 kg of C02 emissions. Our products and services, which provide opportunities for responsible data management, can help reduce our customers’ environmental footprints and costs as well. Our third annual CSR report was published in June 2022.

Human Rights

We are proud to be part of the United Nations’ Business Avengers Program, which unites global companies in a commitment to help deliver on the Sustainable Development Goals that have been agreed to by UN nations. For X years, Commvault has supported goal No. 12, Responsible Consumption and Production.

Governance

In 2021, we amended the charter for the Board’s Nominations and Governance Committee to give that committee direct responsibility for overseeing and providing direction for Commvault’s corporate social responsibility and sustainability programs and efforts.

Global Philanthropy Commvault matched employees’ donations to the International Rescue Committee dollar-for-dollar in support of Ukrainian refugees.

09	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

Proposal No. 1:

Election of Directors

Our Board of Directors was historically divided into three classes. Two years ago we began a three-year process of de-classifying our Board. At the upcoming annual meeting, six nominees—from classes I and III—will stand for re-election to one-year terms. Beginning with the 2023 Annual Meeting, all directors will be elected annually, and the Board will no longer be divided into classes.

If you sign, date and return your proxy card, the individuals named as proxy voters on the proxy card for our 2022 Annual Meeting, or their substitutes, will vote your proxy for all the nominees, unless you provide contrary instructions. Commvault has no reason to believe that any nominee will be unavailable to serve as a director. However, if any nominee for director withdraws or for any reason is not able to serve as a director, we will vote your proxy for any replacement nominee designated by the Board.

Director Independence

Our Corporate Governance Guidelines provide that the Board must have a majority of members who meet the independence standards set forth in the listing rules of the Nasdaq Stock Market (“Nasdaq”). The Board annually assesses the independence of each director and has determined that all the current directors except our CEO, Mr. Mirchandani, are independent under these standards. In making this determination, the Nominations and Governance Committee, acting on behalf of our Board, considered all relevant facts and circumstances to ascertain whether there was any relationship between a director and Commvault that, in the opinion of the committee, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that all members, other than Mr. Mirchandani, are independent.

10	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

PROPOSAL NO. 1: ELECTION OF DIRECTORS  |  BOARD DIVERSITY

Board Diversity

The Board of Directors has adopted a policy on Board diversity that is implemented by the Nominations and Governance Committee. This policy requires the Nominations and Governance Committee to consider gender, race, and ethnicity when recommending director nominees, as well as diversity in professional experience, skills, business knowledge, training and understanding of Commvault’s business environment when recommending nominees to the Board. Our objective is to achieve a board composed of members whose individual backgrounds collectively provide a portfolio of experience and knowledge that will serve Commvault’s governance and strategic needs.

The diverse personal characteristics of our directors are shown in the graphics below.

Diversity Matrix (As of July 1, 2022)

Total Number of Directors	10
	Female	Male	Non-Binary	Did not disclose Gender

Directors	3	6	—	1

NUMBER OF DIRECTORS WHO IDENTIFY IN ANY OF THE CATEGORIES BELOW:

African American or Black	—	—	—	—

Alaskan Native or Native American	—	—	—	—

Asian	1	1	—	—

Hispanic or Latinx	1	—	—	—

Native Hawaiian or Pacific Islander	—	—	—	—

White	1	5	—	—

Two or More Races or Ethnicities	—	—	—	—

LGBTQ+	1

Did not Disclose Demographic Background	1

11	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

PROPOSAL NO. 1: ELECTION OF DIRECTORS  |  NOMINEES FOR ELECTION

Nominees for Election

Class I Directors Whose Three-Year Terms Expire in 2022

Independent Age: 58 Director since 2018 Chair of the Board since 2019 Committees: None

Nicholas Adamo

Professional Background

Mr. Adamo is a former senior executive of Cisco Systems, where he served in a variety of sales and leadership roles over a 22-year career before his retirement in 2016. In particular, Mr. Adamo was Senior Vice President of the Americas, where he managed Cisco’s largest geographic region, with annual IT and communications sales of more than $26 billion, and was responsible for 6,500 employees working across 60 countries. Mr. Adamo also served as Senior Vice President of Cisco’s $12 billion Global Service Provider organization, leading sales, service delivery, and development for the company’s top service provider customers, among various other roles. Prior to his tenure at Cisco, Mr. Adamo spent more than a decade at IBM in various sales and management assignments.

Qualifications

Mr. Adamo is an experienced information technology executive, with a deep working knowledge of the industry. He leverages his background with both enterprise and service provider segments to provide valuable insight and perspectives to our Board and management. He also has demonstrated an extensive ability to balance strategy and operational execution, foster long-standing strategic relationships, and guide business and technology discussions and decisions for shared success.

Other Affiliations • Founder and president of Making A Mark, Inc., a New Jersey-based charitable foundation targeting the environment and education

12	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

PROPOSAL NO. 1: ELECTION OF DIRECTORS  |  NOMINEES FOR ELECTION

Independent Age: 60 Director since 2018 Committees: Nominations and Governance (chair)

Martha Bejar

Professional Background

Ms. Bejar has been a senior partner at Dagrosa Capital LLC since 2021. She is also the co-founder and Chief Executive Officer of Red Bison Advisory Group, LLC. Ms. Bejar has served as Chief Executive Officer of several private telecommunications and technology companies, including Unium Inc., Flow Mobile Inc., and Wipro Infocrossing Inc. She has also held executive positions at Microsoft Corporation, Nortel Networks Corporation, and Bell Communications Research.

Qualifications

Ms. Bejar has a strong track record of leadership and a proven ability to drive and support innovation in the technology and software space. She provides the Board with a wealth of executive, strategic, and governance experience in the industry and valuable insights regarding Commvault’s operations and strategic development. She has a passion for CSR and sustainability and is an active participant in driving initiatives in those areas.

	Other Public Company Boards • Lumen Technologies (since 2016) • Quadient S.A. (since 2019) • Sportsman’s Warehouse (since 2019)	Other Affiliations • Afiniti

Independent Age: 68 Director since 2006 Committees: Audit (chair)

David F. Walker

Professional Background

Mr. Walker was the Director of the Accountancy Program and the Program for Social Responsibility and Corporate Reporting at the University of South Florida St. Petersburg from 2002 through 2009. Prior to joining the University of South Florida, Mr. Walker was with Arthur Andersen LLP. He served as a partner in that firm from 1986 through 2002, including 3 years as partner in charge of the firm’s assurance and business advisory services practice for the Florida and Caribbean region. Mr. Walker is a certified public accountant and a certified fraud examiner, and he was recognized as an NACD Board Leadership Fellow from 2015 through 2021.

Qualifications

Mr. Walker’s governance, accounting, and finance qualifications include an in-depth understanding of risk oversight, accounting, and financial reporting. The Board has determined that he is an audit committee financial expert.

Other Public Company Boards • Chico’s FAS, Inc. (since 2005) • CoreLogic (2010-2020)

13	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

PROPOSAL NO. 1: ELECTION OF DIRECTORS  |  NOMINEES FOR ELECTION

Class III Directors Whose One-Year Terms Expire in 2022

Independent Age: 69 Director since 1996 Committees: Talent Management and Compensation (chair)

Keith Geeslin

Professional Background

Mr. Geeslin has been a partner at Francisco Partners, a global private equity firm, since 2004. Before joining Francisco Partners, Mr. Geeslin spent 19 years with the Sprout Group, the venture capital arm of Credit Suisse’s asset management business. Prior to joining the Sprout Group, Mr. Geeslin was the general manager of a division of Tymshare, Inc., a provider of public computer and network services, and held various positions at its Tymnet subsidiary, from 1980 to 1984. He was also previously a staff member of the U.S. Senate Commerce Committee.

Qualifications

Mr. Geeslin’s private equity and venture capital experience, with a focus on technology sector companies, has given him an understanding of finance and of growth strategies, as well as experience in evaluating businesses in our company’s industry. Originally representing one of our company’s initial investors, Mr. Geeslin has a long history with Commvault and its management, providing continuity to Board deliberations. Mr. Geeslin’s experience on other public company boards is also valuable to the Board.

Other Public Company Boards

•  Synaptics, Inc. (since 1986)

Independent Age: 55 Director since 2018 Committees: Talent Management and Compensation, Nominations and Governance

Vivie “YY” Lee

Professional Background

Ms. Lee served as Senior Vice President and Chief Strategy Officer of Anaplan, a SaaS software company, from 2018 until October 2021. Prior to joining Anaplan, Ms. Lee served as Chief Executive Officer for FirstRain, a business analytics platform company, from 2015 until 2018, and as Chief Operating Officer for ten years before that. Earlier in her career, Ms. Lee served as General Manager of Worldwide Services at Cadence Design Systems. In that position, she merged several services divisions into an industry-leading advanced technology operation. She held P&L responsibility for the business, spanning research and development, go-to-market, sales, and support across global regions including the US, UK/EU, India, China, and Japan. Before Ms. Lee’s tenure at Cadence, she co-founded Aqueduct Software, an enterprise-class software development solution for automating application data collection, profiling, and analysis during iterative development, testing, and deployment. Bootstrapping the company from the ground-up, she secured top-tier VC financing, and ultimately led the company through acquisition by NetManage in 2000. Ms. Lee began her career at Bell Labs and has also worked at Synopsys and 8x8 (formerly Integrated Information Technology, Inc.) in various product management roles.

Qualifications

Through her tenures at numerous start-up and mature technology companies, Ms. Lee brings significant entrepreneurial and executive-level experience in the technology and software industry to the Board. Her expertise in the IT space is broad; and provides the Board with tech-focused insight and perspective in the critical areas of operations, marketing, and strategic development.

Other Public Company Boards

•  Synaptics, Inc. (since 2022)

14	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

PROPOSAL NO. 1: ELECTION OF DIRECTORS  |  NOMINEES FOR ELECTION

Age: 58 Director since 2019 Committees: None

Sanjay Mirchandani

Professional Background

Mr. Mirchandani has been the President and Chief Executive Officer of Commvault since joining the company in February 2019. Previously, Mr. Mirchandani served as the Chief Executive Officer of Puppet, Inc., an Oregon-based IT automation company from 2016-2019. Before joining Puppet, Mr. Mirchandani was Corporate Senior Vice President and General Manager of Asia Pacific and Japan at VMware, Inc. from 2013 to 2016. From 2006 to 2013, Mr. Mirchandani served as EMC Corporation’s Chief Information Officer and led its Global Centers of Excellence. Prior to that, Mr. Mirchandani held various positions at Microsoft Corporation and Arthur Andersen LLP.

Qualifications

Mr. Mirchandani brings a wealth of international business, software and SaaS experience from a rich background in technology and IT leadership. As a former CIO, he has unique experience helping CIOs and IT leaders manage the collision occurring between IT and Security. As our Chief Executive Officer, Mr. Mirchandani brings his knowledge and perspective about critical company business strategies, financial position, and operational matters into Board deliberations. His insight regarding the Company’s operations and future are critical to the successful functioning of the Board.

The Board of Directors recommends that you vote FOR each of the director nominees. Continuing Directors Class II Directors Whose Terms Expire in 2023
Independent Age: 64 Director since 2020 Committees: Talent Management and Compensation, Operating

R. Todd Bradley

Professional Background

Mr. Bradley has been an Operating Partner at One Equity Partners since 2020. He previously served as the Chairman and Chief Executive Officer of Mozido, a cloud-based mobile payment provider, from 2015 to 2017. Prior to that, Mr. Bradley served as the President of TIBCO Software Inc., a provider of infrastructure and business intelligence software, from June 2014 until it was acquired in December 2014. From 2005 to 2014, Mr. Bradley served in a variety of roles at HP Inc., a technology company offering computers and printing products and related services, including Executive Vice President, Strategic Growth Initiatives from 2013 to 2014. Earlier in his career, Mr. Bradley served as President and CEO of Palm, Inc., a personal digital assistant and smartphone manufacturer, which was later acquired by HP.

Qualifications

With decades of experience in the technology industry, Mr. Bradley has significant expertise leading global technology companies as a senior executive and director, particularly as they adapt to large-scale technological and competitive changes. He also has significant leadership, finance, digital, marketing, and software experience.

Other Public Company Boards

•  Mattel, Inc. (since 2018)

•  Eastman Kodak Company (2017 to 2020)

•  TrueCar Inc. (2013 to 2016)

15	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

PROPOSAL NO. 1: ELECTION OF DIRECTORS  |  NOMINEES FOR ELECTION

Independent Age: 67 Director since 2018 Committees: Audit, Operating

Charles “Chuck” Moran

Professional Background

Mr. Moran is the founder of Skillsoft Plc., and served as its Chief Executive Officer and President from 1998 until his retirement in 2015. He served as Chairman of the Board for Skillsoft from 1998 to 2002, as a director from 2002 to 2006, and resumed his service as Chairman from 2006 to 2010. Upon Skillsoft’s privatization in 2010, Mr. Moran served as a director until 2015, and as Chairman from 2015 to 2016. He now serves as a director and advisor to various private companies and private equity firms. Before forming Skillsoft, Mr. Moran was the President and Chief Executive Officer of NETg National Education Training Group, a computer-based information technology training company, from 1995 to 1997. Prior to NETg, Mr. Moran was the Chief Financial Officer and Chief Operations Officer of Softdesk, Inc., where he helped lead the company’s successful initial public offering. Earlier in his career, Mr. Moran held senior-level sales and marketing positions at Insite Peripherals, Inc. and Archive Corporation.

Qualifications

With more than two decades of experience working with technology companies, Mr. Moran has an in-depth understanding of the industry and expertise in critical areas including operations, finance, sales, marketing, and cloud/SaaS software. Mr. Moran’s various board memberships also give him financial expertise that he deploys to great benefit as a member of our Audit Committee. The Board has determined that he is an audit committee financial expert.

Other Public Company Boards

•  Manhattan Associates, Inc. (since 2017)

•  Intapp Inc. (since 2019)

•  Duck Creek Technologies (2016-2022)

Independent Age: 37 Director since 2020 Committees: Nominations and Governance

Allison Pickens

Professional Background

Ms. Pickens is the founding General Partner of The New Normal Fund, LP, a venture capital fund focused on SaaS businesses, a director at dbt Labs, Inc., a venture-backed data transformation company, and a Senior Advisor to Boston Consulting Group, where she advises on strategic transformations of technology companies. Previously, Ms. Pickens served as Chief Operating Officer, and held other executive roles, at Gainsight, a SaaS company, from 2014 to 2020. From 2018 to 2020, she also served as the Executive-in-Residence at Bessemer Venture Partners. Earlier in her career, Ms. Pickens was an associate at Bain Capital Private Equity from 2009 to 2011, where she evaluated investments in a range of industries, and a management consultant to both public and private companies at Boston Consulting Group from 2007 to 2009. She is the co-author of the book The Customer Success Economy, published by Wiley in 2020.

Qualifications

Ms. Pickens is a technology executive with significant experience driving growth and strategic transformation initiatives at SaaS companies. She has extensive experience coaching CEOs and executives in the software industry through her work at Gainsight and other advisory roles, through speaking engagements, and through the content she has authored, which earned her recognition as one of the Top Women Leaders in SaaS in 2018 by The Software Report. Ms. Pickens also has a unique breadth of experience that spans industries including software, investment management, and management consulting. She brings significant skill in finance, general management, mergers and acquisitions, strategy, and customer growth and retention to the Board.

16	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

PROPOSAL NO. 1: ELECTION OF DIRECTORS  |  NOMINEES FOR ELECTION

Independent Age: 51 Director since 2020 Committees: Operating (chair), Audit

Arlen Shenkman

Professional Background

Mr. Shenkman was Executive Vice President and Chief Financial Officer at Citrix Systems, Inc. from 2019 until March 2022, where he was responsible for all of the company’s financial and capital management strategies, budgeting and planning, financial accounting, tax and treasury, investor relations, strategic alliances, and M&A. He joined Citrix from SAP, where he served in many roles, including Executive Vice President and Global Head of Business Development and Ecosystems (2017-2019); Chief Financial Officer of SAP North America, the company’s largest business unit (2015-2017); and Global Head of Corporate Development (2012-2015). During his tenure, Mr. Shenkman led the finance functions across North America, including planning and forecasting, business streamlining, and overall financial management, and led SAP’s corporate development and M&A activities worldwide.

Qualifications

Mr. Shenkman has substantial experience helping to lead large-scale business transformations for growth of SaaS and working with companies that specialize in complex-cloud environments and enterprise application software. He has significant financial experience, including in his role as Chief Financial Officer for Citrix. Due to that experience, the Board has determined that he is an audit committee financial expert. Mr. Shenkman also has significant experience managing large software companies, including in his former roles at Citrix and as CFO of SAP North America, where he was a principal architect of SAP’s rapid transformation into a cloud company. Mr. Shenkman’s substantial record and experience at global SaaS companies make him well qualified to serve as Chair of the Operating Committee.

Other Public Company Boards

•  AspenTech (since 2022)

Majority Vote Standard and Resignation Policy in Director Elections

In uncontested elections, if a quorum is present or represented, directors are elected by an affirmative vote of a majority of the votes cast. If an incumbent director fails to receive the affirmative vote of a majority of votes cast in an uncontested election, such director must promptly tender an irrevocable resignation to the Board which is contingent upon the Board’s acceptance. Within 90 days after certification of the results of the stockholder vote, the Board of Directors will act on the resignation, taking into account, among other things, a recommendation from the Nominations and Governance Committee. We will publicly disclose the Board’s decision whether to accept or reject the resignation, together with an explanation of the process (and the reasons for rejecting the resignation, if applicable). Any director whose resignation is being so considered may not participate in the deliberations of the Nominations and Governance Committee or the Board.

17	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

Corporate

Governance

Overview

The Board has adopted comprehensive Corporate Governance Guidelines to define responsibilities, set high standards of professional and personal integrity, and ensure compliance with such responsibilities and standards. The Board of Directors annually monitors developments in the area of corporate governance and reviews the Corporate Governance Guidelines. Some of our significant corporate governance policies and practices are listed below.

Independence and Composition of Our Board of Directors

•  Nine of our ten current directors are independent under Nasdaq listing standards.

•  Our Board is led by an independent chairman so our President and Chief Executive Officer can focus on his executive leadership role.

•  Eight of our directors have joined the Board since 2018, substantially reducing the Board’s average tenure.

•  Three women have joined the Board since 2018, significantly increasing the Board’s gender diversity.

•  We amended our Charter and Bylaws to end the classification of our Board, and are in the process of implementing that change. Beginning with the Annual Meeting in 2023, all directors will stand for election annually.

Majority Voting for Directors

•  We have adopted a majority vote standard for the election of directors in an uncontested election.

•  Any incumbent director who does not receive a majority of the votes cast in an uncontested election must promptly tender an irrevocable resignation, which is contingent upon the Board’s acceptance.

Standing Committees

•  The members of all four of the Board’s standing committees are independent and, where relevant, meet the heightened independence standards prescribed by the Nasdaq listing standards and Securities and Exchange Commission (“SEC”) rules for service on particular committees.

•  The Board decided all members of the Audit Committee qualify as “audit committee financial experts” pursuant to SEC guidelines.

•  Each standing committee operates under a written charter that is available on our website.

•  As of 2021, the Nominations and Governance Committee resolved to rotate chairs of each committee every five years and Chair of the Board every ten years.

18	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

CORPORATE GOVERNANCE  |  OVERVIEW

Corporate Governance Policies

•  A “proxy access” provision in our Bylaws gives stockholders the ability to nominate director candidates for inclusion in our proxy materials.

•  We have adopted a policy on Board diversity, which prioritizes a Board made up of individuals with diverse backgrounds.

•  Our “clawback” policy permits us to recover incentive compensation from certain officers in the event we are required to prepare a financial restatement, without regard to whether the restatement is caused by wrongdoing, negligence, or other misconduct.

•  Our hedging policy prohibits our employees, officers, and directors from engaging in any hedging transactions with regard to Commvault common stock.

•  Our insider trading policy subjects all employee trading to prescribed trading window and blackout periods.

•  We implemented guidebooks for the Board and each committee to provide guidance, establish organization, and ensure predictability as they execute their respective duties.

•  We established Sanctions Guidelines for the Company that detail our global economic sanctions program, discuss our compliance with applicable sanctions, and explain how employees can seek guidance for their business engagements.

Governance Documents

•  Our Code of Ethics, which applies to all directors, officers, employees, and contractors is approved by the Nominations and Governance Committee annually.

•  We have adopted a Code of Ethics for Senior Financial Managers that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, and Controller.

•  Our Integrity Counts program provides for confidential and anonymous submissions by our employees and other interested parties regarding accounting or auditing matters, violations of our Code of Ethics, and other unethical behavior or practices.

•  All of our key governance documents are available on our website at www.commvault.com, from the Investor Relations—Corporate Governance tab.

Board Leadership Structure

Our policy is to adopt the leadership structure that best serves Commvault’s needs at any particular time. Currently, our Board has determined that the most effective leadership structure is to have an independent Chairman so our President and Chief Executive Officer can focus on his executive leadership role. Mr. Adamo has served as Chair of the Board since 2019. In this capacity, Mr. Adamo is responsible for presiding at Board meetings and executive sessions, and facilitating communication between Board members and the CEO and other members of senior management. As a member of our Board, Mr. Mirchandani ensures that Board members have a high level of access and visibility regarding Commvault’s business, including Mr. Mirchandani’ s insights and perspectives on our operations, strategy, and future performance.

Board Oversight of Risk

The Board oversees Commvault’s policies and procedures relating to enterprise risk. This involves understanding the risks the Company faces and the steps management is taking to manage those risks, and also considering what level of risk is appropriate for our Company. The Board’s involvement in overseeing Commvault’s business strategy informs its assessment of management’s risk tolerance and its determination of an appropriate level of risk.

The Board of Directors considers risk management to varying degrees regularly at its meetings. The Board adjusts its practices with respect to risk oversight as necessary and involves itself in particular areas or business circumstances where the proper exercise of oversight requires it.

19	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

CORPORATE GOVERNANCE  |  BOARD OVERSIGHT OF RISK

While the Board has ultimate oversight responsibility for the risk management process, the Board’s standing committees also have responsibility for risk assessment and risk management with respect to matters in their purview.

The Audit Committee is required under its charter to discuss with management and the independent auditor our significant financial risks or exposures and to assess the steps management has taken to minimize such risks. The Audit Committee also oversees Commvault’s internal audit function and compliance matters, and reviews with the Chief Legal and Compliance Officer any legal matters, including litigation, that may have a material impact on our financial statements, financial condition, or results of operations.

The Talent Management and Compensation Committee assesses compensation-related risk.

The Nominations and Governance Committee addresses management and governance risk, including through its oversight of the succession planning and nominating processes, our Corporate Governance Guidelines, and our corporate social responsibility efforts.

The Operating Committee provides oversight on various matters as determined by the Board and management.

Each of these Board committees reports to the full Board with respect to its risk oversight functions.

At the management level, our Chief Legal Officer serves as our Chief Compliance Officer to oversee risk-related matters. In addition, we have established disclosure controls to monitor our compliance with securities disclosure obligations and an executive review committee to monitor and approve certain transactions or other corporate matters that deviate from our standard practices. Senior management, including the Chief Legal and Compliance Officer, reports to the Board or an appropriate Board committee regarding risk issues.

Commvault maintains a cybersecurity governance program for the benefit of the company, our customers, and stockholders. Headed by our Chief Information Security Officer (CISO), our cybersecurity program has a dedicated team monitoring information security using best practices and maintaining a robust security certification library. The CISO regularly meets with management to set our information security policies and priorities based on our assessment of risks and business priorities. Quarterly, the CIO and the CISO update our Audit Committee on information security priorities, key metrics, and progress on audits and compliance measures. The Audit Committee provides oversight of the security program and advises on risk management strategies.

Under our Corporate Governance Policies, the Board has complete and open access to any member of management and any employee, as well as any outside advisor or independent advisor retained by the Board, to inquire about risk-related (or other) topics. In addition, our Chief Financial Officer and Chief Legal and Compliance Officer are available at Board and committee meetings to answer questions relating to risk oversight. Further, because the Chief Executive Officer is a director, he brings a unique perspective on our risk profile and risk assessment to Board deliberations based on his day-to-day management responsibilities and knowledge about the Company.

20	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

CORPORATE GOVERNANCE  |  STOCKHOLDER ENGAGEMENT

Stockholder Engagement

We maintain a quarterly stockholder outreach program, which includes proactive CEO and CFO post-earnings calls with our top 40 stockholders, and subsequent phone calls with all interested investors. Our CEO, CFO, Head of Investor Relations, and senior management participate in broker-sponsored, non-deal roadshows and conferences each quarter. In fiscal year 2022 we hosted 206 investor meetings or phone calls (compared to 193 in fiscal year 2021), including 116 meetings with existing investors and 90 meetings with potential investors.

Every June through August, in advance of our Annual Meeting, we reach out to our top 50 stockholders, representing 78% of our outstanding common stock. During that time period in 2021, we spoke to 11 stockholders, representing approximately 24% of our outstanding common stock. Our proxy outreach team includes the Chair of the Board and several independent directors, the Head of Investor Relations, our Chief Legal Officer, and the Chief People Officer. Topics discussed include our timeline to identify standards for ESG reporting, measures to increase workforce diversity, pandemic effects on our business, capital allocation (such as share repurchases and M&A), and executive compensation.

We received positive stockholder feedback on our fiscal year 2022 outreach. In particular, stockholders were impressed with our independent directors’ commitment to stockholder engagement, our receptivity to stockholder feedback, and our numerous corporate governance enhancements over the last several years.

In fiscal year 2022 we hosted 206 investor meetings or phone calls including 116 meetings with existing investors and 90 meetings with potential investors.

Topics discussed include

•  our timeline to identify standards for ESG reporting

•  measures to increase workforce diversity

•  pandemic effects on our business

•  capital allocation (such as share repurchases and M&A)

•  executive compensation

•  operational efficiency

•  revenue growth and margin targets

How We Choose Directors

The Nominations and Governance Committee is responsible for assessing the appropriate balance of experience, skills, and characteristics required of our Board of Directors and for carrying out adequate due diligence with respect to prospective board members. Generally speaking, we believe the Board should include individuals with skills and experience in the following areas:

•	HR-Workforce of the Future

•	Engineering and Innovation

•	Go-to-Market

•	Cybersecurity
•	Digital Marketing

•	Transition/Shift to SaaS

•	Finance

•	Global/Strategy
•	M&A and Integrations

•	Executive Management

The Nominations and Governance Committee will consider nominees that are recommended by current directors, management, or stockholders. Candidates recommended by stockholders will be evaluated in the same manner as candidates identified through other means.

Nominees for director are selected on the basis of diversity, depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of our business environment, willingness to devote adequate time to board duties, and the interplay of the candidate’s experience and skills with those of other board members. Our Corporate Governance Guidelines provide that the Nominations and Governance Committee must also consider gender, race, and ethnicity when recommending director nominees, with the objective of achieving a Board with diverse business, personal, and educational backgrounds.

21	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

CORPORATE GOVERNANCE  |  BOARD COMMITTEES

Board Committees

The Board of Directors has three standing committees and one ad hoc committee. Each committee operates under a written charter that is available on the “Investor Relations—Corporate Governance Overview” section of our website. The members of all of the committees are independent as defined in the Nasdaq listing standards.

Members: Messrs. Walker (Chair), Moran, and Shenkman Meetings in fiscal 2022: 5	Audit Committee The Audit Committee is responsible for the appointment, compensation, and oversight of our independent auditor. Additionally, the Audit Committee monitors:

•  the integrity of our financial statements

•  our independent auditor’s performance qualifications, and independence

•  our compliance with legal and regulatory requirements and our compliance program generally

•  the performance of our internal audit function and independent auditor

•  related person transactions

•  our cybersecurity and IT compliance programs

•  whistleblower complaints (Integrity Counts) and related investigations

•  our audit results

•  our critical accounting policies and practices

•  the adequacy of our disclosure controls and procedures

•  management of significant financial risk

The Audit Committee also is responsible for ensuring Commvault’s Code of Ethics for Senior Financial Officers remains current and for approving any non-auditing services performed by our independent auditor.

The Audit Committee relies on the knowledge and expertise of our management, the internal auditors, and the independent auditor in carrying out its oversight responsibilities.

The members of the Audit Committee meet all the heightened independence standards for audit committee membership as set forth in the Nasdaq listing standards and SEC rules. The Board of Directors has determined that each of Messrs. Walker, Shenkman, and Moran qualifies as an “audit committee financial expert” as that term is defined in SEC rules, and that each is able to read and understand fundamental financial statements.

Members: Mr. Geeslin (Chair), Mr. Bradley, and Ms. Lee Meetings in fiscal 2022: met or acted by unanimous written consent 13 times

Talent Management and Compensation Committee

The Talent Management and Compensation Committee (the “TMCC”) is responsible for overseeing Commvault’s compensation and benefit plans, including all compensation arrangements for executive officers and directors. In particular, the TMCC sets the compensation of our CEO and reviews and approves our CEO’s recommendations regarding the compensation of our other executive officers. Additionally, the TMCC oversees:

	• Commvault’s diversity and inclusion programs and policies • workplace health and safety matters • our corporate culture	• executive employment agreements • talent management • management of risk arising from compensation practices and policies

The TMCC also is responsible for approving Commvault’s Code of Ethics.

All members of the TMCC meet the heightened independence standards for compensation committee members set forth in the Nasdaq listing standards.

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CORPORATE GOVERNANCE  |  BOARD COMMITTEES

Members: Mses. Bejar (Chair), Lee, and Pickens Meetings in fiscal 2022: 4

Nominations and Governance Committee

The Nominations and Governance Committee is responsible for identifying and recommending to our Board of Directors appropriate director nominee candidates and providing oversight with respect to corporate governance matters, including reviewing our corporate governance program and approving Corporate Governance Guidelines and other governance policies. The Nominations and Governance Committee also oversees:

•  Commvault’s sustainability, stewardship, and corporate social responsibility

•  succession planning

•  annual review of all Board committee charters

•  annual performance evaluations of the Board and its committees

•  recommendations for directors to serve on Board committees

Members: Messrs. Shenkman (Chair), Bradley, and Moran Meetings in fiscal 2022: 6

Operating Committee

The general purpose of the Operating Committee is to provide oversight of various matters as determined by the Board and management. The Operating Committee reviews Commvault’s annual budget and works with management to establish margin targets and a balanced capital allocation policy. The Operating Committee also oversees earnings announcements and guidance. The focus of the Operating Committee is on achieving profitable growth, return on investment, and value creation.

Meetings of the Board

During the fiscal year ended March 31, 2022, our Board of Directors held six meetings. Due to the ongoing COVID-19 pandemic, most of these meetings were held virtually. All our directors attended more than 80% of the meetings of the Board of Directors and meetings of the committees of the Board on which they served during the time they served.

The Board of Directors meets in executive session, without management, at every Board meeting. During fiscal year 2022, Mr. Adamo, as the independent Chair of the Board, led these executive sessions and acted as primary spokesperson in communicating matters arising out of these sessions to management.

Because we do not regularly schedule a Board of Directors meeting to coincide with our Annual Meeting, director attendance at our Annual Meeting is encouraged but not required. All our directors attended our 2021 Annual Meeting virtually or in person.

How to Contact Our Board

Stockholders can contact our Board of Directors to provide comments, to report concerns, or to ask a question, at the following address:

Corporate Secretary

Commvault Systems, Inc.

1 Commvault Way

Tinton Falls, New Jersey 07724

Email: CorporateSecretary@commvault.com

Communications are distributed to our Board of Directors, or to individual directors as appropriate, depending on the nature of the communication. You may also communicate online with our Board of Directors as a group

23	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

CORPORATE GOVERNANCE  |  GOVERNANCE DOCUMENTS

through the Investor Relations section of our website at www.commvault.com. All relevant communications directed to the full Board will be forwarded to the Chair of the Audit Committee or the Chair of the Nominations and Governance Committee, who will determine when it is appropriate to distribute such communications to other members of the Board or to management.

Governance Documents

Our Code of Ethics applies to all our directors and employees, including executives and contractors. The Code establishes our legal and ethical standards of behavior, and supports our commitments to human rights, respectful treatment, and equal opportunity. Employees and interested third parties can report concerns or suspected violations of the Code to Commvault’s Chief Legal and Compliance Officer or Chief People Officer or through Integrity Counts, an anonymous hotline at commvault@integritycounts.ca. The Code and the following additional governance documents are available in the Investor Relations section of our website under “Corporate Governance—Overview”:

•	Corporate Governance Guidelines

•	Amended and Restated Bylaws

•	Policy on Fair Disclosure to Investors

•	Code of Ethics for Senior Financial Officers
•	Human Rights Policy

•	Sanctions Guidelines

•	Insider Trading Policy

•	Charters for all the Board’s committees and management’s Disclosure Committee

Transactions With Related Persons

The Board of Directors recognizes that transactions between the Company and certain related persons present a heightened risk of conflicts of interest. It is our policy to have the Audit Committee review and approve, ratify, or disapprove of proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest. The Audit Committee reviews any such transaction based upon the applicable SEC rules and our ethics and governance guidelines. There were no related person transactions during the fiscal year ended March 31, 2022.

24	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

CORPORATE GOVERNANCE  |  DIRECTOR COMPENSATION

Director Compensation

Annual Cash and Equity Retainers

Our TMCC determines the amount and form of any fees and expense reimbursements that non-employee directors receive for or in connection with their service on Commvault’s Board of Directors. During fiscal 2022, the TMCC engaged an external third-party compensation consultant, Compensia, to provide an assessment of our non-employee director compensation practices, including a peer analysis of practices related to cash compensation, equity compensation, and equity vesting. Based on the results of this analysis, we revised our compensation program to align to the 50th percentile of the peer group. (For information about our peer group, see “Compensation Discussion and Analysis—How Compensation Decisions are Made—Role of the Peer Group.”)

Compensation earned by our non-employee directors for their service as members of the Board of Directors or any committee of the Board was as follows:

Who receives	Amount	Form

Every non-employee director	$ 42,000	Cash annual retainer

Independent Board Chair	$125,000	Additional cash annual retainer

Audit Committee Chair	$ 30,000	Additional cash annual retainer

TMCC Committee Chair	$ 20,000	Additional cash annual retainer

Chairs of the Nominations and Governance Committee and the Operating Committee	$ 12,000	Additional cash annual retainer

Audit Committee members	$ 15,000	Additional cash annual retainer

TMCC Committee members	$ 10,000	Additional cash annual retainer

Members of the Nominations and Governance Committee and the Operating Committee	$5,000	Additional cash annual retainer

Every non-employee director	$200,000 target value on the grant date	Equity in the form of 2,640 restricted stock units awarded on August 19, 2021, that will vest on August 19, 2022, if the director is still serving on our Board at the time.

RSUs granted to the non-employee directors are issued under our 2016 Incentive Plan. See “Long-Term Equity Incentive Awards” in the Compensation Discussion and Analysis section below for more information about this plan. We also reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our Board or Board committees.

25	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

CORPORATE GOVERNANCE  |  DIRECTOR COMPENSATION

The following table shows the specific compensation received for services rendered to us by our non-employee directors in fiscal 2022. Mr. Mirchandani does not receive any additional compensation for his service on the Board.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total

Nicholas Adamo(2)	$167,000	$199,980	$366,980

Martha H. Bejar(3)	$ 52,250	$199,980	$252,230

R. Todd Bradley(4)	$ 57,000	$199,980	$256,980

Keith Geeslin(5)	$ 62,000	$199,980	$261,980

Vivie “YY” Lee(6)	$ 55,750	$199,980	$255,730

Charles E. Moran(7)	$ 62,000	$199,980	$261,980

Allison Pickens(8)	$ 47,000	$199,980	$246,980

Arlen Shenkman(9)	$ 69,000	$199,980	$268,980

David F. Walker(10)	$ 72,000	$199,980	$271,980

Gary Smith(11)	$ 13,500	$ 0	$13,500

1.

The amounts in these columns represent the grant date fair value of restricted stock unit awards granted during the fiscal year indicated as computed in accordance with FASB ASC Topic 718. The amounts reported disregard estimated forfeitures related to service-based vesting conditions. See the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2022, for a discussion of all assumptions made by us in determining the grant date fair value of such awards.

2.	Mr. Adamo has 2,640 restricted stock units outstanding as of March 31, 2022.
3.	Ms. Bejar has 2,640 restricted stock units outstanding as of March 31, 2022.
4.	Mr. Bradley has 2,640 restricted stock units outstanding as of March 31, 2022.
5.	Mr. Geeslin has 17,000 stock options, each of which is vested and exercisable, and 2,640 restricted stock units, in either case, outstanding as of March 31, 2022.
6.	Ms. Lee has 2,640 restricted stock units outstanding as of March 31, 2022.
7.	Mr. Moran has 2,640 restricted stock units outstanding as of March 31, 2022.
8.	Ms. Pickens has 2,640 restricted stock units outstanding as of March 31, 2022.
9.	Mr. Shenkman has 2,640 restricted stock units outstanding as of March 31, 2022.
10.	Mr. Walker has 17,000 stock options, each of which is vested and exercisable, and 2,640 restricted stock units, in either case, outstanding as of March 31, 2022.
11.	Mr. Smith received fees for the first quarter of fiscal year 2022.

Stock Ownership Guidelines for Independent Directors

We currently require our independent directors to acquire an equity ownership interest in Commvault common stock that is equal to five times their base annual cash retainer by the fifth anniversary of the date they first became a director. The TMCC is satisfied that this level of equity ownership among our independent directors is sufficient to provide motivation and to align the directors’ interests with those of our stockholders. Each independent director who is required to be in compliance with these guidelines owns the requisite amount of stock.

Security Ownership of Certain Beneficial Owners and Management

Management

The following table shows, as of May 31, 2022, the number of shares of our common stock (the only class of voting securities outstanding) beneficially owned by: (1) each current director and nominee for director; (2) each named executive officer (defined below); and (3) all directors and current executive officers as a group. The number of shares of our common stock beneficially owned by a person includes shares of common stock issuable with respect to options, restricted stock units (including performance-based stock units), and convertible securities held by the person that are exercisable, convertible, or will vest within 60 days. The percentage of our common stock beneficially owned by a person assumes the person has exercised all options, vested in all restricted stock units, and converted all convertible securities, that are exercisable, convertible, or will vest within 60 days, and

26	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

CORPORATE GOVERNANCE  |  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

that no other person exercised any of their options, vested in any of their restricted stock units, or converted any of their convertible securities. Except as otherwise noted, each individual exercises sole voting power and investment power over the shares of voting securities shown.

	Shares of Common Stock Owned	Percent of Common Stock Outstanding

Directors

Nicholas Adamo	12,495	*

Martha H. Bejar	3,495	*

R. Todd Bradley	4,618	*

Keith Geeslin(1)	57,309	*

Vivie “YY” Lee	13,785	*

Sanjay Mirchandani	175,197	*

Charles E. Moran	12,495	*

Allison Pickens	4,118	*

Arlen Shenkman	4,618	*

David F. Walker(1)	70,457	*

Named Executive Officers that are not Directors

Brian Carolan(2)	136,704	*

Riccardo Di Blasio	17,182	*

All directors and executive officers as a group (12 individuals)	512,473	1%

*	Less than 1%
1.	Includes options to acquire 17,000 shares of common stock that are exercisable within 60 days of May 31, 2022.
2.	Includes options to acquire 79,781 shares of common stock that are exercisable within 60 days of May 31, 2022.

On April 28, 2022, Mr. Carolan tendered his resignation as Chief Financial Officer effective July 1, 2022.

27	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

CORPORATE GOVERNANCE  |  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Certain Other Stockholders

The following table sets forth, as of May 31, 2022 (except to the extent otherwise indicated), certain information regarding the persons known by us to be the beneficial owner of more than 5% of our outstanding common stock. Except as otherwise noted, each entity exercises sole voting power and investment power over the shares of voting securities shown.

Name and Address of Beneficial Owner	Shares of Common Stock Owned	Percent of Common Stock Outstanding

BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	5,043,826	11.2%

Vanguard Group, Inc.(2) PO Box 2600, V26 Valley Forge, PA 19482	4,746,564	10.6%

Starboard Value LP(3) 777 Third Avenue, 18th Floor New York, NY 10017	4,469,256	9.9%

AllianceBernstein L.P.(4) 1345 Avenue of the Americas New York, NY 10105	2,851,465	6.3%

Mackenzie Financial Corporation(5) 180 Queen Street West Toronto, Ontario M5V 3K1	2,471,153	5.5%

1.	Based solely on a Schedule 13G/A filed on January 28, 2022, by BlackRock, Inc., except for Percent of Common Stock Outstanding.
2.

Based solely on a Schedule 13G/A filed on February 9, 2022, by Vanguard Group, Inc., except for Percent of Common Stock Outstanding. The Vanguard Group, Inc. reported it held 0 shares with sole voting power, 86,293 shares with shared voting power, 4,621,545 shares with sole dispositive power and 125,019 shares with shared dispositive power.

3.	Based solely on a Schedule 13D/A filed on November 16, 2020, by Starboard Value LP, except for Percent of Common Stock Outstanding.
4.

Based solely on a Schedule 13G/A filed on February 14, 2022, by AllianceBernstein L.P., except for Percent of Common Stock Outstanding. AllianceBernstein L.P. reported it held 2,459,879 shares with sole voting power, 0 shares with shared voting power, 2,803,265 shares with sole dispositive power and 48,200 shares with shared dispositive power.

5.	Based solely on a Schedule 13G/A filed on February 4, 2022, by Mackenzie Financial Corporation, except for Percent of Common Stock Outstanding.

28	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

Proposal No. 2:

Advisory Vote on

Executive Compensation

Every year we give stockholders the opportunity to approve, on a non-binding, advisory basis, the compensation of our executive officers as set forth in the following “Compensation Discussion and Analysis.”

Our executive compensation program is designed to attract, motivate, and reward talented executives who possess the skills required to formulate and drive our Company’s strategic direction and operational execution to achieve the results necessary to create stockholder value. Our compensation practices, which balance long-term and short-term awards, are structured to competitively pay for performance, to encourage decision-making aligned with the Company’s long-term interests, and to promote and support our business. We encourage you to read the Compensation Discussion and Analysis for complete details about our executive compensation program, including information about the fiscal year 2022 compensation of our named executive officers.

We are asking stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as “say-on-pay,” is not intended to address any specific item of compensation, but rather the overall executive compensation program and the related philosophy, policies, and practices. We encourage you to vote FOR the following resolution:

“RESOLVED, that the compensation paid to Commvault’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, and any related material disclosed in Commvault’s proxy statement, is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on our Company, the TMCC, or the Board of Directors. However, the Board of Directors and the TMCC value the opinions of our stockholders. If the voting results indicate there is any significant concern about our executive officer compensation program, we will consider those concerns and evaluate whether any actions are necessary to address them.

Because this is a non-binding, advisory vote, there is no specific approval requirement. However, the Board of Directors will consider that the stockholders have approved executive compensation on an advisory basis if this proposal receives the affirmative vote of a majority of the votes cast (in person or by proxy).

The Board of Directors recommends that you vote FOR the approval of Commvault’s executive compensation.

29	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

Executive

Compensation

Compensation Discussion and Analysis

This section discusses the compensation of the following individuals, who served as executive officers during the fiscal year ended on March 31, 2022 (the “named executive officers”).

30	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

CD&A  |  EXECUTIVE SUMMARY

Executive Summary

We believe the skill, talent, judgment, and dedication of our executive officers are critical to Commvault’s long-term value. Therefore, our objective in setting compensation policies for our named executive officers is to align pay with performance, while at the same time providing fair, reasonable, and competitive compensation that will allow us to attract, retain, and reward superior executive talent. The TMCC strongly believes that executive compensation should align our executive officers’ interests with those of our stockholders by rewarding achievement of specific annual, long-term, and strategic company goals, with the ultimate objective of enhancing long-term stockholder value.

Leadership Change

Mr. Carolan, who has served as Commvault’s Chief Financial Officer since 2012, announced in April that he would step down from this position effective July 1. The Board named Gary Merrill, Commvault’s Chief of Business Operations, as the new CFO, and he has been working with Mr. Carolan to ensure a smooth transition.

Pay for Performance

We believe our executive compensation program has been designed to effectively pay for performance and is aligned with increasing the long-term value of the Company. As shown in the charts below, there is a correlation between our performance and the compensation paid over the past five fiscal years to our CEOs.

CEO Pay-for-Performance

1.	Fiscal 2019 equity awards represent $12 million of modification expense for our former CEO’s stock options and awards.
2.	Reflects annual cash bonus compensation. See heading below labeled “Annual Bonus Plan” for more details.
3.	Reflects the aggregate grant date fair value of stock option and restricted stock unit awards computed in accordance with FASB ASC Topic 718.
4.	Please see the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Annex A for additional information about our non-GAAP financial measures.
5.	Reflects the market price of our common stock per share on the last business day of the fiscal year.

31	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

CD&A  |  EXECUTIVE SUMMARY

Mix of Compensation Elements

Our fiscal 2022 executive compensation program consists of three principal elements: base salary, annual cash incentive bonuses, and long-term equity incentive awards. Consistent with our pay for performance philosophy, the majority of target total direct compensation for the named executive officers in fiscal 2022 consisted of incentive awards, particularly long-term equity incentive awards. The TMCC believes that emphasizing equity-based compensation creates a strong incentive for our executives to build sustainable long-term stockholder value.

Prior Stockholder Advisory Vote on Named Executive Officer Compensation

In light of the 2021 say-on-pay vote, in which 97% of the votes cast were in favor of our executive compensation program, the TMCC maintained a consistent general approach for fiscal year 2022. In particular, the TMCC continued to emphasize pay-for-performance through the use of performance share awards that reward our executive officers only if they deliver value for our stockholders. The TMCC will continue to consider input from our stockholders when making compensation decisions for our executive officers.

32	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

CD&A  |  COMPENSATION PHILOSOPHY AND OBJECTIVES

Compensation Philosophy and Objectives

As a technology company, we operate in an extremely competitive and rapidly changing industry. When setting compensation policies for our executive officers, the TMCC strives to align pay with performance; to provide fair, reasonable, and competitive compensation that will allow us to attract, retain, and reward superior executive talent; and to align our executive officers’ interests with those of our stockholders by rewarding achievement of specific annual, long-term, and strategic goals. To that end, the compensation opportunities provided to our executive officers include a mix of both cash and equity elements that reward performance as measured against pre-established goals and objectives. The specific goals that our current executive compensation program rewards are focused primarily on revenue growth and profitability, as the TMCC believes those measures are the most direct drivers of long-term stockholder value creation.

Decisions with respect to the total compensation for our executive officers are based primarily upon an assessment of each individual’s performance and potential to enhance long-term stockholder value. Often, the TMCC relies on judgment rather than rigid guidelines or formulas in determining the amount and mix of compensation for each executive officer. Factors affecting such judgment include performance compared to strategic goals established at the beginning of the year, the nature and scope of each executive’s responsibilities, and whether the executive conducts all activities in a manner consistent with our core Company values.

COVID-Related Adjustments to Our Compensation Program

As the pandemic stabilized during fiscal year 2022, we were able to return to granting the types of awards, with the associated performance metrics and time horizons, that we had typically granted in pre-pandemic years. In May 2021, our TMCC approved several changes to the design of our short-term and long-term incentive compensation programs for fiscal 2022, including:

•	Transitioning from quarterly performance periods back to an annual performance period for our annual incentive plan, except with respect to Mr. Di Blasio, as described below;

•	Adjusting back to the typical shorter and steeper revenue and non-GAAP EBIT payout curves for the annual incentive plan; and

•	Adding financial PSUs (which historically made up approximately 25% of the executives’ long-term equity awards) back to the long-term incentive mix.

The TMCC will continue to monitor the design of our incentive compensation programs in the context of the COVID-19 pandemic or other extraneous macro events as well as the continuing maturity of our business, expectations of our stockholders, and market practice among our peers.

How Compensation Decisions are Made

Role of the Talent Management and Compensation Committee

The TMCC is responsible for setting the compensation of our CEO and for reviewing and approving our CEO’s recommendations regarding the compensation of our other executive officers.

Role of Executive Officers

Each year, the Chief Executive Officer reviews the performance and compensation of each of the executive officers and makes recommendations to the TMCC with respect to their compensation for the coming year. In addition, our CEO, Chief Financial Officer, and Chief Human Resources Officer support the TMCC in its work by providing information relating to our financial plans and personnel-related data.

33	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

CD&A  |  HOW COMPENSATION DECISIONS ARE MADE

Role of the Compensation Consultant

The TMCC has authority under its charter to engage outside advisors and experts for advice as appropriate. During fiscal year 2022, the TMCC engaged the services of Compensia, Inc., a national compensation consulting firm, as the TMCC’s consultant to provide advice on matters relating to the compensation of our executive officers and non-employee directors. Compensia provided the TMCC with an analysis of industry sector competitive market data regarding executive compensation, information on compensation trends, and peer group and general market data, as well as assistance with the parameters used to determine the peer group, base salaries, incentive plan design, and the overall structure of our executive compensation program.

The TMCC regularly reviews the objectivity and independence of the advice provided by its compensation consultant. The TMCC has evaluated Compensia’s engagement and, based on the six factors for assessing independence and identifying potential conflicts of interest that are set forth in SEC rules and Nasdaq rules (and such other factors as were deemed relevant under the circumstances), the TMCC has determined that its relationship with Compensia and the work of Compensia on behalf of the TMCC did not raise any conflict of interest.

Role of the Peer Group

During fiscal 2022, the TMCC engaged Compensia to conduct a competitive market analysis for purposes of evaluating our base salaries, annual cash bonus opportunities, and long-term equity incentive plan. The data from this analysis was used to ensure that our executive compensation program was optimally structured to attract, motivate, retain, and reward our highly experienced management team, to keep management focused during our expected period of growth, and to align our compensation practices with comparable technology industry companies.

In developing the peer group, the TMCC targeted U.S.-headquartered companies within similar industries and of a similar size as the Company. In particular, the TMCC targeted direct competitors and other business application software companies. The peer companies were also evaluated based on two financial criteria:

•	Revenue: Target between approximately $350 million and $1.4 billion (0.5x to 2.0x the Company’s trailing 12-month revenue); and

•	Market Capitalization: Target between $625 million and $6.3 billion (0.3x to 3.0x the Company’s market capitalization)

The companies included in the peer group for fiscal year 2022 were

ACI Worldwide Blackbaud Bottomline Technologies Box Mandiant	MicroStrategy NetScout Systems New Relic Nutanix Progress Software	Pure Storage Rapid7 SecureWorks Tenable Holdings Varonis Systems

COMMVAULT VS. PEER GROUP
The Company and the TMCC review the peer group annually and make changes as needed to ensure it remains appropriate.

34	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

CD&A  |  FISCAL YEAR 2022 COMPENSATION DECISIONS

Fiscal Year 2022 Compensation Decisions

Base salary

The TMCC generally compares our executive officer base salaries to the 30th—80th percentile of the competitive market data in the analysis prepared by its compensation consultant. The TMCC considers this range, allowing for base salaries to be set at the upper end of the range where appropriate, because executive compensation in the technology industry is intensely competitive and some of our competitors are larger organizations that can provide generally larger compensation packages than organizations of our size. Due to the intense competition to attract and retain talent, the TMCC believes it is appropriate to target the base salaries of our executive officers at these levels. We believe our base salaries are competitive.

Typically, base salary levels are reviewed annually as part of our performance review process, as well as upon a promotion or other change in job responsibility. In addition to considering the competitive market analysis when setting base salaries for fiscal 2022, the TMCC also evaluated the scope of, and accountability associated with, each executive officer’s position and the overall experience of each executive officer. The table below shows the fiscal 2021 and 2022 base salary rates for each named executive officer.

Name and Principal Position Held	Fiscal 2021 Salary ($)	Fiscal 2022 Salary ($)	Percentage Increase (%)

Sanjay Mirchandani President and Chief Executive Officer	550,000	645,000	17.3%*

Brian Carolan Chief Financial Officer	410,000	410,000	0%

Riccardo Di Blasio Chief Revenue Officer	445,000	450,000	1.1%

*

In his first two years with Commvault, Mr. Mirchandani received housing and relocation allowances of approximately $180,000 per year. For fiscal year 2022, those allowances were incorporated into his base salary rather than being paid separately, accounting for most of this increase.

Annual Incentive Plan

During fiscal 2022, Messrs. Mirchandani, Carolan, and Di Blasio each participated in the Commvault Annual Incentive Plan (the “Fiscal 2022 AIP”), which made them eligible to earn a cash bonus based on achievement of pre-established corporate financial goals.

Target Annual Cash Incentive Opportunities

The TMCC approved target cash incentive opportunities for the named executive officers in May 2021 after considering a competitive market analysis, the scope of and accountability associated with each executive officer’s position, the performance of each executive officer since the last annual performance review (in the case of Mr. Carolan), and the overall experience of each executive officer. Mr. Di Blasio was evaluated against certain quarterly (rather than annual) goals and had more upside potential for one metric (revenue), as discussed below.

The target cash incentive opportunities were as follows:

Executive	Fiscal year 2022 base salary	Target annual cash incentive (%)	Target annual cash incentive ($)

Sanjay Mirchandani	$645,000	100%	$645,000

Brian Carolan	$410,000	60%	$246,000

Riccardo Di Blasio	$450,000	100%	$450,000

Cash bonus payments under the Fiscal 2022 AIP could range from zero to 200% of target.

35	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

CD&A  |  FISCAL YEAR 2022 COMPENSATION DECISIONS

Performance Measures

In May 2021, the TMCC selected total revenue (weighted 60%) and non-GAAP EBIT (weighted 40%) as the performance metrics for the Fiscal 2022 AIP. Commvault has used these performance metrics for the annual cash incentive plan for six years (though the weightings have varied). These metrics were selected because the TMCC believes that, at this stage of our development, revenue growth and profitability are the most relevant measures of Commvault’s financial performance and the measures most closely correlated to increasing stockholder value. In fact, in the course of our regular stockholder engagements, stockholders often mention their approval of our revenue and non-GAAP EBIT performance measures. Further, in our public communications (including on earnings calls), our disclosures typically reference revenue and non-GAAP EBIT, in addition to GAAP performance metrics, as the primary means we use to evaluate our own performance. In other words, these metrics are closely tied to how we manage the business.

For purposes of the Fiscal 2022 AIP, the TMCC set the various performance levels for these performance metrics and payout amounts for each performance level as shown below.

For Messrs. Carolan and Mirchandani

Metric	Weight	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)

Revenue (in thousands)	60%	90%	100%	105%

Non-GAAP EBIT (in thousands)	40%	85%	100%	112%

If actual performance falls between the specified goals, the payout percentage is calculated on a linear basis.

For Mr. Di Blasio

Because Mr. Di Blasio is our Chief Revenue Officer, the TMCC believes he should have different targets and multipliers that emphasize the revenue metric. Specifically, Mr. Di Blasio had four independent quarterly revenue goals that, in the aggregate, were the same amount as the annual goal for the other named executive officers. In addition, he was entitled to a payout of 240% for maximum performance (rather than the maximum of 200% for the other named executive officers). Since Mr. Di Blasio could earn his incentive bonus incrementally—based on results for each individual quarter—and his payout percentage was potentially higher, the TMCC anticipated that the payout percentages for the revenue metric for the named executive officers might vary.

In keeping with the quarterly schedule for Mr. Di Blasio’s incentive bonus, he also earned incremental amounts for the non-GAAP EBIT metric. His goal for non-GAAP EBIT was the same as the annual goal set for the other named executive officers. However, for each of the first three quarters of the AIP performance period, Mr. Di Blasio received an amount based on an assumed achievement of 80% of target for non-GAAP EBIT. At the end of the fourth quarter the payout associated with the non-GAAP EBIT metric was adjusted to reflect Commvault’s actual performance for the year. Thus, Mr. Di Blasio’s aggregate payout related to non-GAAP EBIT was the same as the payout earned by the other named executive officers.

Fiscal 2022 Annual Cash Incentive Plan Decisions

In May 2021, the TMCC determined that our achievement for the revenue and non-GAAP EBIT portions of the Fiscal 2022 AIP resulted in a payout equal to 100.12% of target for Messrs. Mirchandani and Carolan.

	Achievement (in millions)	Target (in millions)	Achievement vs. Target	Payout Factor	Weighting	Weighted Payout

Annual Revenue	$770	$768	100.2%	101.0%	60%	60.60%

Non-GAAP EBIT	$162	$161	100.4%	101.3%	40%	40.52%

Total					100.0%	101.12%

The payout for Mr. Di Blasio was 128.34% because Commvault significantly exceeded the revenue target in the third quarter, and outperformed target (but to a lesser extent) in the first and fourth quarters.

36	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

CD&A  |  FISCAL YEAR 2022 COMPENSATION DECISIONS

As a result, the named executive officers received the annual incentive bonuses shown below.

	Target Annual Cash Incentive Opportunity	Percentage of Target Annual Incentive Earned	Actual Annual Incentive Earned

Mr. Mirchandani	$645,000	101.12%	$652,224

Mr. Carolan	$246,000	101.12%	$248,755

Mr. Di Blasio	$450,000	128.34%	$577,539

Long-Term Equity Incentive Awards

We provide long-term equity incentive awards pursuant to our 2016 Incentive Plan, which is designed to provide plan participants with appropriate incentives to achieve long-range goals and to align participants’ interests with those of our stockholders. The 2016 Incentive Plan permits the grant of stock options, stock appreciation rights, restricted stock awards, performance stock awards, and other forms of equity based on, or related to, shares of our common stock, and cash incentive awards that are contingent on performance.

Generally, new executive officers receive a significant equity award when they commence employment. The size of each equity award is set at a level that we believe is appropriate to create a meaningful opportunity for stock ownership based upon our equity award grant guidelines, the individual’s position with Commvault, and the individual’s potential for future responsibility and promotion. The relative weight given to each of these factors varies from individual to individual. All equity awards granted to our executive officers are approved by the TMCC.

When annual equity awards are granted—typically in May of each year—the TMCC bases grants on an evaluation of each executive officer’s performance during the prior fiscal year, as well as our overall corporate financial performance. The terms of annual awards and the number and form of awards granted are designed to ensure the recipient has a meaningful incentive to remain a Commvault employee.

In preparation for granting annual equity awards in May 2021, the TMCC reviewed a competitive market analysis prepared by Compensia to obtain data primarily related to the grant date fair value of the equity awards granted to similarly situated executives at companies in our compensation peer group. The awards granted to our named executive officers in May 2021 were provided in three forms, and subject to the terms and conditions shown below.

Time-Based RSU awards 50%	These awards vest 33.3% on the first anniversary of the grant date and an additional 8.375% quarterly thereafter until fully vested, generally subject to continued employment on the vesting date.

Relative TSR PSU awards 25%	Recipients may earn up to 200% of their target award based on Commvault’s TSR performance relative to the components of the Russell 3000 Index over equally weighted 1-, 2-, and 3-year performance periods. Earned shares, if any, vest at the end of each applicable performance period.

Financial PSU awards 25%

Recipients generally may earn up to 200% of their target award based 25% on Commvault’s one-year revenue, 50% on annual recurring revenue for the Metallic product line (“Metallic ARR”), and 25% on non-GAAP EBIT performance for fiscal 2022.

Earned shares, if any, vest 33.3% on the first anniversary of the grant date and an additional 8.375% quarterly thereafter until fully vested, generally subject to continued employment on the vesting date.

Based on the competitive market analysis prepared by Compensia, Commvault’s long-term equity grants are more heavily weighted toward performance-based awards than is the norm within our compensation peer group.

37	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

CD&A  |  FISCAL YEAR 2022 COMPENSATION DECISIONS

Taking into consideration market data and the performance of individual executive officers, the TMCC approved the following equity award grants for our named executive officers:

Executive	Aggregate target value	Time-based restricted stock unit awards (#)	Relative TSR PSU awards (#)	Financial PSU awards (#)

Mr. Mirchandani	$8.5 million	63,961	31,980	31,980

Mr. Carolan	$2 million	15,049	7,524	7,524

Mr. Di Blasio	$2.5 million	18,812	9,406	9,406

In determining the number of shares granted to each named executive officer, the TMCC converted the target value of each award to a number of units based on the 5-trading day average closing price of our common stock prior to the grant date.

Relative TSR PSU Awards

The Relative TSR PSU awards granted to our named executive officers in fiscal 2022 will be earned (or not) based on our TSR measured relative to the components of the Russell 3000 Index over three equally weighted overlapping one-year, two-year, and three-year performance periods. The payout opportunities for the Relative TSR PSU awards are as follows:

Relative TSR Percentile Rank	% of Target PSU Earned

< 25th	0%

25th	50%

50th	100%

75th	150%

85th	200% (max)

Scale is linear between shown points.

Regardless of Commvault’s relative TSR performance, earned shares cannot exceed 100% of target if the Company’s stock price is lower at the end of the performance period than it was at the beginning.

The TMCC regularly considers the appropriate time horizon for the performance measures used in the compensation plan for our named executive officers. The TMCC believes that using multiple-year vesting for the Relative TSR PSUs appropriately balances the one-year performance period for the annual bonus and the three-year vesting period for the time-based RSUs and Financial PSUs.

Our performance and the resulting payouts for Relative TSR PSUs have varied significantly over the past five years.

Performance Vesting RSUs—Total Shareholder Return (TSR)

Grant	May 2018	February 2019(1) —New CEO	May 2019	May 2020	May 2021

Actual Vest %:

First annual tranche	0%	N/A(2)	96%	105%	98%

Second annual tranche	71%	62%	95%	101%	TBD

Third annual tranche	62%	66%	87%	TBD	TBD

(1)	This market-based award was granted to Mr. Mirchandani as part of his new hire equity award.
(2)	The first tranche of Mr. Mirchandani’ s awards vested on the second anniversary of the grant date.

Earned units for each performance period, if any, will vest following certification of our results by the TMCC. For the one-year performance period ending May 17, 2022, our total stockholder return of -10.84% was positioned at the 49th percentile of the benchmark. As a result, the TMCC certified a payout equal to 98% of target for the portion of the Relative TSR PSU awards allocated to the one-year performance period.

38	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

CD&A  |  FISCAL YEAR 2022 COMPENSATION DECISIONS

Financial PSU awards

The Financial PSUs granted to our named executive officers in fiscal 2022 were eligible to be earned based on our level of achievement against revenue, non-GAAP EBIT, and Metallic ARR goals established at the beginning of fiscal 2022 and measured over a one-year performance period.

Metric	Weight	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)*

Revenue	25%	90%	100%	105%

Non-GAAP EBIT	25%	85%	100%	112%

Metallic ARR	50%	75%	100%	125%

*	Mr. Di Blasio is eligible for a payout of 240% for maximum performance on the Revenue metric.

Any shares earned based on our actual one-year financial performance were to vest 33.3% on the first anniversary of the grant date and an additional 8.375% quarterly thereafter until fully vested.

Other Benefits

Our executive officers participate in health and welfare benefit programs that are substantially the same as the benefits for all other eligible Commvault employees. These benefits include a 50% matching contribution on the first 4% of eligible pay contributed to our 401(k) plan.

Our executive officers also are eligible to participate in our Employee Stock Purchase Plan (the “ESPP”). The ESPP is a stockholder approved plan under which substantially all employees may purchase the Company’s common stock through payroll deductions at a price equal to 85% of the lower of the fair market value of the common stock as of the beginning or the end of six-month offering periods. An employee’s payroll deductions under the ESPP are limited to 10% of salary, and employees may not purchase more than $25,000 of common stock during any calendar year. Messrs. Mirchandani and Carolan participated in the ESPP in fiscal 2022 and received nominal benefits related to the 15% discount on the purchase price of the Company’s common stock. Mr. Di Blasio did not participate in the ESPP during fiscal 2022.

Compensation Risk Assessment

We have reviewed our compensation policies and practices for all employees and concluded that any risks arising from our policies and practices are not reasonably likely to have a material adverse effect on us.

Change in Control Severance Agreements

We have entered into change-in-control severance agreements with each of our named executive officers. We entered into these arrangements to acknowledge each executive’s importance to Commvault and our stockholders and to attempt to avoid the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate organizational changes. As more fully described in the section entitled “Employment Agreements” below, these agreements entitle a named executive officer to payments and benefits if employment is terminated without “cause,” or by him for “good reason,” within the two-year period following a change in control of the Company.

Stock Ownership Guidelines for the CEO

We currently require our CEO to acquire an equity ownership interest in Commvault common stock by February 2024—five years from his start date—that is equal to five times his current annual base salary. The TMCC is satisfied that this level of equity ownership is sufficient to motivate our CEO and to align his interests with those of our stockholders.

39	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

CD&A  |  FISCAL YEAR 2022 COMPENSATION DECISIONS

Hedging Prohibition

We have a policy that prohibits our employees (including officers) and directors from engaging in any hedging transactions with regard to Commvault common stock, including: short sales; purchases or sales of puts, calls, or other derivative securities; and purchases of financial instruments (such as prepaid variable forward contracts, equity swaps, collars, and exchange funds) or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Commvault securities. Hedging transactions enable the holder to continue to own share of our common stock, but without the full risks and rewards of ownership. The Board believes these transactions are inadvisable because a holder who no longer has the full risks and rewards of ownership may not have the same objectives as the Company and our other stockholders.

Clawback Policy

In April 2021, we adopted a “clawback” policy that permits the TMCC to seek to recover cash or equity incentive awards from certain senior leaders, including our chief executive officer, chief financial officer, and chief accounting officer, in the event the Company is required to prepare a financial restatement, regardless of whether the restatement was necessary because of fraud or other misconduct.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the TMCC considers the deductibility of compensation as one factor in determining executive compensation, the TMCC believes it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating, and retaining key executives.

We account for the equity awards granted to all our employees under ASC 718, Compensation—Stock Compensation, which requires us to estimate and record compensation expense over the service period of the award. All equity awards to our employees, including our executive officers, and to the non-employee members of our Board of Directors, are reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair value on the grant date.

40	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

Compensation Tables

Fiscal 2022 Summary Compensation Table

The following table summarizes the compensation earned by the named executive officers during the fiscal years ended March 31, 2022, 2021, and 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)		Total ($)

Sanjay Mirchandani	2022	634,038	—		9,413,382	652,224	60,568	(5)	10,760,212

President and Chief Executive Officer	2021	505,769	—		6,336,511	874,706	288,000		8,004,986
	2020	500,000	250,000	(1)	4,999,745	—	347,771		6,097,515

Brian Carolan	2022	410,000	—		2,214,758	248,755	8,263	(6)	2,881,776

Chief Financial Officer	2021	384,123	—		2,086,543	386,786	5,455		2,862,907

	2020	397,000	—		2,017,884	166,740	10,190		2,591,814

Riccardo Di Blasio	2022	449,423	—		2,768,656	577,539	8,185	(7)	3,803,803

Chief Revenue Officer	2021	416,654	—		1,530,963	577,539	5,438		2,530,594

	2020	380,385	100,000	(2)	1,459,584	231,000	5,292		2,176,259

1.	This amount represents the guaranteed bonus due to Mr. Mirchandani as described in his February 2019 employment agreement, limited to fiscal years 2019 and 2020.
2.	This amount represents Mr. Di Blasio’s one-time cash sign-on bonus.
3.

The amounts reported in this column represent the grant date fair value of the restricted stock unit awards and performance stock unit awards granted during the fiscal year indicated as computed in accordance with FASB ASC Topic 718. The amounts shown disregard estimated forfeitures related to service-based vesting conditions and assume performance stock units at target (100%). If the performance stock unit awards are achieved at the maximum (generally 200%, but 210% in the case of Mr. Di Blasio), this would result in stock award values of $14,421,770 (for Mr. Mirchandani), $3,393,092 (for Mr. Carolan), and $4,306,495 (for Mr. Di Blasio). See Note 10 of our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended March 31, 2022, for a discussion of the assumptions we made in determining the grant date fair value of such awards.

4.

The amounts reported in this column consist of annual cash incentive bonuses earned in fiscal 2022 and are more fully described above under the heading “Annual Incentive Plan” in the Compensation Discussion and Analysis.

5.

Mr. Mirchandani’ s other annual compensation in fiscal 2022 included a monthly housing and travel allowance of $15,000 per month for three months for a total of $45,000 for the fiscal year, relocation reimbursement of $6,745, and $8,823 related to his 401(k) plan company matching contributions.

6.	Mr. Carolan’s other annual compensation in fiscal 2022 included his 401(k) plan company matching contributions of $8,263.
7.	Mr. Di Blasio’s other annual compensation in fiscal 2022 included his 401(k) plan company matching contributions of $8,185.

41	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

COMPENSATION TABLES  |  FISCAL 2022 GRANTS OF PLAN BASED AWARDS TABLE

Fiscal 2022 Grants of Plan Based Awards Table

The following table sets forth information as to grants of plan-based awards to our named executive officers in fiscal 2022.

	Grant & Approval Date	Estimated future payouts under non-equity incentive plan awards ($)			Estimated future payouts under equity incentive plan awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)(7)	Grant Date Fair Value of Stock and Option Awards ($)(8)
Name		Threshold(1)	Target(2)	Maximum(3)	Threshold(4)	Target(5)	Maximum(6)

Sanjay Mirchandani	—	322,500	645,000	1,290,000	—	—	—	—	—
	05/17/21	—	—	—	—	—	—	63,961	4,404,994
	05/17/21	—	—	—	15,990	31,980	63,960	—	2,805,925

	05/17/21	—	—	—	15,990	31,980	63,960	—	2,202,463

Brian Carolan	—	123,000	246,000	492,000	—	—	—	—	—

	05/17/21	—	—	—	—	—	—	15,049	1,036,425

	05/17/21	—	—	—	3,762	7,524	15,048	—	660,156

	05/17/21	—	—	—	3,762	7,524	15,048	—	518,178

Riccardo Di Blasio	—	180,000	450,000	1,008,000	—	—	—	—	—

	05/17/21	—	—	—	—	—	—	18,812	1,295,582

	05/17/21	—	—	—	4,703	9,406	18,812	—	825,282

	05/17/21	—	—	—	3,528	7,055	14,110	—	485,878

	05/17/21	—	—	—	1,176	2, 351	5,642	—	161,913

1.

Represents the threshold amount with respect to each applicable metric under the Fiscal 2022 AIP for each named executive officer. Actual total payouts may be less than the threshold amounts shown if threshold performance goals are not attained. See “Annual Incentive Plan” above for more information on the Fiscal 2022 AIP and performance objectives for each of our named executive officers.

2.	Represents the total target amount with respect to each applicable metric under the Fiscal 2022 AIP for each named executive officer. See “Annual Incentive Plan” above for more information.
3.	Represents the maximum amount with respect to each applicable metric under the Fiscal 2022 AIP for each named executive officer. See “Annual Incentive Plan” above for more information.
4.

Represents the threshold amount for performance stock units granted, or 50% of the target amount, for each named executive officer under our 2016 Incentive Plan. If the threshold conditions for these awards are not met, the award value will be zero. See “Long-Term Equity Incentive Awards” above for more information on the plan and the related performance objectives.

5.	Represents the target amount for performance stock units granted for each named executive officer under our 2016 Incentive Plan. See “Long-Term Equity Incentive Awards” above for more information.
6.

Represents the maximum amount for performance stock units granted. The maximum payout opportunity for the financial PSUs is 200% of the target amount for Messrs. Mirchandani and Carolan, and 210% for Mr. Di Blasio. The maximum payout opportunity for the Relative TSR PSUs is 200% for all the named executive officers. See “Long-Term Equity Incentive Awards” above for more information.

7.	Amounts in this column reflect time-based restricted stock unit awards granted during fiscal 2022 to our named executive officers under our 2016 Incentive Plan.
8.

The amounts reported in this column represent the grant date fair value of the restricted stock unit awards and performance stock unit awards (shown at target) granted during the fiscal year indicated as computed in accordance with FASB ASC Topic 718. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. See Note 10 of our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended March 31, 2022, for a discussion of the assumptions we made in determining the grant date fair value of such awards.

42	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

COMPENSATION TABLES  |  FISCAL 2022 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

Fiscal 2022 Outstanding Equity Awards at Fiscal Year End Table

The following table reflects all outstanding equity awards held by our named executive officers as of March 31, 2022.

		Option Awards			Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)(2)	Market Value of Unearned Shares or Units of Stock That Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)

Sanjay Mirchandani	05/15/19	—	—	—	2,847	188,898	11,050	733,168

	05/22/20	—	—	—	36,402	2,415,273	58,242	3,864,357

	05/17/21	—	—	—	111,931	7,426,622	31,980	2,121,873

Brian Carolan	03/14/13	12,000	77.57	03/14/23	—	—	—	—

	10/14/13	45,132	87.20	10/14/23	—	—	—	—

	10/14/14	22,649	45.44	10/14/24	—	—	—	—

	05/15/19	—	—	—	1,608	106,691	3,013	199,913

	11/15/19	—	—	—	375	24,881	—	—

	05/22/20	—	—	—	11,987	795,337	19,178	1,272,460

	05/17/21	—	—	—	26,335	1,747,327	7,524	499,217

Riccardo Di Blasio	05/15/19	—	—	—	1,047	69,468	2,092	138,804

	11/15/19	—	—	—	261	17,317	—	—

	05/22/20	—	—	—	8,795	583,548	14,072	933,677

	05/17/21	—	—	—	32,945	2,185,891	9,406	624,088

1.

Unless otherwise indicated, all restricted stock unit awards granted to our named executive officers vest over three years, with 33.3% vesting on the first anniversary of the grant date and 8.375% vesting quarterly thereafter, subject, in each case, to continued employment or service through the applicable vesting date. Financial performance awards follow the same vesting schedule, but at their respective achievement rates. Relative TSR-based awards vest equally on an annual basis over three years, subject to continued employment or service through the applicable vesting date. The vesting commencement date for all restricted stock unit awards and performance stock unit awards is the grant date.

2.

Time-based awards include time-vesting restricted stock unit awards and financial performance stock unit awards at the rate achieved for the respective fiscal year. The May 2019 financial performance stock unit awards achieved at 0%, the November 2019 financial performance stock unit awards achieved at 46%, and the May 2021 financial performance stock unit awards achieved at 150%. There were no financial performance stock unit awards granted in fiscal 2021. The value is computed based on the number of achieved unvested shares multiplied by the closing market price of our common stock at the end of fiscal 2022. The actual value (if any) to be realized by the named executive officer depends on whether the shares vest and the future performance of our common stock. On March 31, 2022, the closing price of our common stock was $66.35 per share. See “Long-Term Equity Incentive Awards” above for more information on the plan and the related performance objectives.

3.

Performance-based awards include Relative TSR performance stock unit awards at the March 31, 2022, payout rate based on Commvault’s TSR measured relative to the components of the Russell 3000 Index. The May 2019, May 2020, and May 2021 awards are calculated at an estimated 100% payout (target). The value is computed based on the number of achieved unvested shares multiplied by the closing market price of our common stock at the end of fiscal 2022. The actual value (if any) to be realized by the named executive officer depends on whether the shares vest and the future performance of our common stock. On March 31, 2022, the closing price of our common stock was $66.35 per share. See “Long-Term Equity Incentive Awards” above for more information on the plan and the related performance objectives.

43	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

COMPENSATION TABLES  |  FISCAL 2022 STOCK VESTED TABLE

Fiscal 2022 Stock Vested Table

The following table sets forth information on the number and value of restricted stock units vested during fiscal 2022 for our named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)	Value Realized On Vesting($)(1)

Sanjay Mirchandani	134,244	9,271,073

Brian Carolan	39,562	2,748,462

Riccardo Di Blasio	26,218	1,822,725

1.

The value realized on the vesting of the restricted stock unit awards is based on the market price of our common stock on the vesting date. See “Long-Term Equity Incentive Awards” above for more information on the plan and the related performance objectives.

Pension Benefits and Deferred Compensation

None of our named executive officers during fiscal 2022 participated in or had account balances in qualified or non-qualified defined benefit plans sponsored by Commvault or in non-qualified defined contribution plans maintained by Commvault.

Employment Agreements

The following table summarizes the employment agreements between Commvault and the named executive officers.

	Sanjay Mirchandani	Riccardo Di Blasio	Brian Carolan

Compensation arrangements

•  annual base salary subject to annual review by our Board of Directors

•  eligible for an annual cash bonus

•  entitled to participate in the employee benefits plans in which our other executives may participate

•  entitled to annual equity awards and a one-time new hire award

•  annual base salary

•  eligible to participate in a sales incentive compensation plan that provides a cash bonus opportunity

•  entitled to participate in the employee benefits plans in which our other executives may participate

•  entitled to annual equity awards and a one-time new hire award

•  annual base salary

•  eligible to participate in a sales incentive compensation plan that provides a cash bonus opportunity

•  entitled to participate in the employee benefits plans in which our other executives may participate

•  entitled to annual equity awards

Compensation in the event of a termination without “cause” or for “good reason” and other than within 24 months following a “change in control”

(subject to execution of a release of claims in favor of the Company)

•  lump sum payment equal to (i) 12 months of his then-current base salary and (ii) his target cash incentive bonus for the year in which termination of employment occurs

•  continued payment of premiums for health insurance for Mr. Mirchandani and his dependents for a period of 18 months

•  12 months of his then-current base salary

•  an immediate lump sum payment equal to the amount he would have to pay for twelve months of continued group health coverage under the Company’s group health plan as in effect for himself and his dependents immediately prior to his termination of employment

44	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

COMPENSATION TABLES  |  EMPLOYMENT AGREEMENTS

	Sanjay Mirchandani	Riccardo Di Blasio	Brian Carolan

•  entitled to any other amounts or benefits previously accrued under our then applicable employee benefit plans or incentive plans

•  12 months acceleration for time-vesting equity

•  any stock awards with performance conditions not yet determined will be deemed earned at 100% of target

Compensation in the event of termination due to death or disability

•  entitled to any compensation earned but not yet paid

•  any outstanding stock options or awards will immediately vest

•  any stock awards with performance conditions not yet determined will be deemed earned at 100% of target

Restrictive covenants

during his term of employment with us and for a period of one year following any termination, may not:

•  participate, directly or indirectly, within the United States, in a business in competition with Commvault (other than beneficial ownership of up to one percent of the outstanding stock of a publicly held company)

•  solicit our employees or customers

during his term of employment with us and for a period of one year following any termination, the executive may not:

•  engage in, or have any interest in, or manage or operate any business that engages in any activity that then competes with any business of the Company or any Commvault subsidiary anywhere in the world (each, a “Competitor”) (other than beneficial ownership of up to 5% of the outstanding voting stock of a publicly traded company)

•  induce any employee of the Company or its subsidiaries to terminate such employment or to become employed by any Competitor

•  contact, induce or attempt to induce any customer or potential customer (of which the executive had actual knowledge) to purchase products or services from any entity other than the Company, or to cease being a customer of the Company

*	Each executive’s employment agreement defines “cause” and “good reason”

Change in Control Agreements

Sanjay Mirchandani

If a change in control of our Company occurs and Mr. Mirchandani’ s employment is terminated for reasons other than for cause, Mr. Mirchandani’ s employment is terminated on account of disability, or if Mr. Mirchandani terminates his employment for good reason, in each case within two years of the change in control, then all equity awards held by Mr. Mirchandani will immediately become exercisable and vested and any equity awards with performance conditions not yet determined will be deemed earned at 100% of target. Furthermore, subject to execution of a release of claims in favor of the Company, he will be entitled to (1) a lump sum severance payment equal to 18 months of his base salary plus his target cash incentive bonus at the time of the change in control, and (2) health insurance coverage for him and his dependents for an 18-month period.

Riccardo Di Blasio and Brian Carolan

Mr. Di Blasio and Mr. Carolan each have Change in Control Agreements that are independent of their respective employment agreements.

If a change in control of our Company occurs, and within two years the employment of Mr. Di Blasio or Mr. Carolan is terminated for reasons other than for cause, or if the executive terminates his employment for good reason (as defined in the Change in Control Agreement), then, subject to the execution of a general release of claims, all

45	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

COMPENSATION TABLES  |  CHANGE IN CONTROL AGREEMENTS

equity awards held by the executive will immediately become exercisable or vested, and that executive will be entitled to a lump sum severance payment equal to 12 months of his annual base salary at the time of the change in control and health insurance coverage for the executive and his dependents for a 12-month period. Mr. Carolan also is entitled to receive all bonus payments owed to him during the one-year period preceding the date of the change in control of the Company.

Estimated Payments and Benefits upon Termination or Change in Control

The amount of compensation and benefits payable to each named executive officer has been estimated in the table below as if any termination was effective as of March 31, 2022, the last day of our fiscal year. The actual amounts to be paid out can only be determined at the time of an executive’s separation.

	Compensation ($)
	Base Salary	Annual Cash Incentive Bonus	Accelerated Vesting of Restricted Stock & Performance Stock Units(1)		Continuation of Medical Benefits (Present Value)($)	Total Compensation and Benefits ($)

Sanjay Mirchandani

Death	—	—	16,750,190	(2)	—	16,750,190

Disability	—	—	16,750,190	(2)	—	16,750,190

Involuntary termination without cause or with good reason	645,000	645,000	9,819,468	(3)	11,303	11,120,771

Involuntary termination without cause, on account of disability, or with good reason in connection with a change in control	967,500	967,500	16,750,190	(2)	11,303	18,696,493

Brian Carolan

Death	—	—	4,645,827	(2)	—	4,645,827

Disability	—	—	4,645,827	(2)	—	4,645,827

Involuntary termination without cause or with good reason	410,000	—	2,788,160	(3)	43,156	3,241,316

Involuntary termination without cause or with good reason in connection with a change in control	410,000	246,000	4,645,827	(2)	43,156	5,344,983

Riccardo Di Blasio

Death	—	—	4,552,794	(2)	—	4,552,794

Disability	—	—	4,552,794	(2)	—	4,552,794

Involuntary termination without cause or with good reason	450,000	—	2,640,686	(3)	32,367	3,123,053

Involuntary termination without cause or with good reason in connection with a change in control	450,000	—	4,552,794	(2)	32,367	5,035,161

1.

Amounts in this column describe the value of restricted stock unit awards and performance stock unit awards that would vest upon the triggering event described in the leftmost column, based on a closing price of $66.35 per share of our common stock on March 31, 2022.

2.

As described in the named executive officers’ respective employment agreements or change in control agreements, upon death, disability, or involuntary termination by the Company without cause or by the named executive officer for good reason, in each case, on or within the two years following a change in control, all outstanding restricted stock unit awards and performance stock unit awards would become immediately vested. Any stock awards with performance conditions that are not yet determinable (such as if the performance measurement period has not been completed) will be deemed to have been earned at 100% of target and will be payable in accordance with their terms.

3.

As described in the named executive officers’ respective employment agreements, involuntary termination by the Company without cause or by the named executive officer for good reason other than within two years following a change in control would result in the vesting of restricted stock units and performance stock unit awards that would have vested had the named executive officer remained with the Company an additional year. Any performance stock unit awards with conditions that are not yet determined (such as if the performance measurement period has not been completed) will be deemed to have been earned at 100% of target and will be payable in accordance with their terms.

46	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

COMPENSATION TABLES  |  CEO PAY RATIO

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation for our CEO compared to the median of the annual total compensation of all our employees (except for our CEO).

For fiscal 2022:

•	The median of the annual total compensation of all our employees, excluding our CEO, was $116,953

•	The annual total compensation of our CEO was $10,760,212

•	Therefore, the ratio of CEO compensation relative to the median employee is approximately 92 to 1

Factors influencing the company’s pay ratio include the Company’s strategic decision to expand into centers of excellence, including nearly 838 employees located in India and over 100 employees located elsewhere outside of the United States, in each case, where compensation benchmarks are lower than those in other geographies.

The methodology we used to identify our median employee for fiscal 2022 was as follows:

•	We selected March 31, 2022, as the date upon which we identified our employee population. We included all employees as of that date, with no exclusions.

•

We used total cash compensation as our consistently applied compensation measure to identify our median employee. For this purpose, we defined total cash compensation as base wages plus any incentive compensation (bonuses or commissions). We did not annualize the compensation of any employees who were employed less than a full year and we did not make any adjustments, assumptions or estimates. For employees outside the United States, we converted cash compensation to U.S. dollars using the applicable March 31, 2022 exchange rate.

•	Using this methodology, we determined that our median employee was a full-time, salaried employee based in the United States.

We calculated the annual total compensation of our median employee in the same manner that we calculated the total compensation of our CEO for purposes of the Summary Compensation Table. This annual total compensation amount for our median employee was then compared to the annual total compensation of our CEO as reported in the “Total” column of our fiscal 2021 Summary Compensation Table included in this Proxy Statement to determine the pay ratio.

It should be noted that the SEC rules provide a fair amount of flexibility in developing a methodology to identify the median employee, and the global composition of our workforce may contribute to a lack of comparability between our pay ratio and that of our peer companies. We believe that this pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

47	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

Audit Committee Report

The Audit Committee has reviewed and discussed Commvault’s audited financial statements for the fiscal year ended March 31, 2022, with our management. In addition, the Audit Committee has discussed with Ernst & Young LLP, our independent auditors, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC.

The Audit Committee has received from the independent auditors written disclosures and the letter regarding the independent auditors’ communications with the Audit Committee concerning independence required by the applicable requirements of the PCAOB and has discussed with the independent auditors the firm’s independence.

The Audit Committee has considered whether the services rendered by our independent public accountants with respect to audit, audit-related, tax, and other non-audit fees are compatible with maintaining the firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Commvault’s audited financial statements for the fiscal year ended March 31, 2022, be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2022, for filing with the SEC.

Audit Committee

David F. Walker—Chairman

Chuck Moran

Arlen Shenkman

48	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

Proposal No. 3:

Ratification of the Appointment

of Independent Auditors

Financial statements of the Company and our consolidated subsidiaries will be included in our Annual Report furnished to all stockholders. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as independent public accountants for us to examine our consolidated financial statements for the fiscal year ending March 31, 2023 and has determined as a matter of good governance to seek stockholders’ ratification of the appointment. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment for the 2024 fiscal year, rather than the 2023 fiscal year, because of the difficulty and expense involved in changing independent auditors on short notice.

Ernst & Young has been engaged as our principal independent public accountants continuously since fiscal year 1998. Representatives of Ernst & Young are expected to attend the Annual Meeting. They will have the opportunity to make a statement if they wish and are also expected to be available to respond to appropriate questions.

Audit, Audit-Related, Tax, and All Other Fees

The following table summarizes the aggregate fees and expenses billed to us for the fiscal years ended March 31, 2022, and 2021, by our principal accounting firm, Ernst & Young.

	2022	2021

	(In thousands)

Audit fees	$2,065	$1,948

Audit-related fees	10	3

Tax fees	1,198	1,377

All other fees	—	—

	$3,273	$3,328

Audit Fees—all services necessary to perform an audit of the consolidated financial statements of our company; the reviews of our company’s quarterly reports on Form 10-Q; services in connection with statutory and regulatory filings or engagements; comfort letters; statutory audits; consents and review of documents filed with the SEC.

49	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

PROPOSAL NO. 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS  |  AUDIT, AUDIT-RELATED, TAX, AND ALL OTHER FEES

Audit Related Fees—subscription to EY Online Research Tool.

Tax Fees—tax compliance; tax planning; and other tax advice.

All Other Fees—any other work that is not Audit, Audit-Related, or a Tax Service.

In considering the nature of the services provided by Ernst & Young, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Ernst & Young and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of permissible non-audit services provided by the independent auditor. Generally, pre-approvals may be made by the chairperson of the Audit Committee and ratified by the full Audit Committee at its next meeting thereafter. All the services performed by Ernst & Young in the year ended March 31, 2022, were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee.

The Board of Directors recommends that you vote FOR this proposal.

50	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

Proposal No. 4:

Approval of the Omnibus Incentive Plan,

as Amended by the Sixth Amendment

Our Board of Directors believes it is important for employees to have an equity interest in our company, and recommends the 2016 Incentive Plan, as amended by the Sixth Amendment, to stockholders for approval. Stockholder approval of this Proposal will increase the number of shares of Commvault common stock available for delivery under the 2016 Incentive Plan by 1,000,000. This increase in the number of shares available for issuance should ensure we can grant our customary incentive awards for the foreseeable future.

The Sixth Amendment will become effective upon stockholder approval.

The following summary of the 2016 Incentive Plan, as amended by the Sixth Amendment, is qualified in its entirety by the complete text of the amended 2016 Incentive Plan contained in Annex B to this proxy statement.

Background

We previously maintained the Commvault Systems, Inc. 1996 Stock Option Plan and the 2006 Long-Term Stock Incentive Plan (together, the “Prior Plans”). As of the date of this proxy statement, a total of 1,847,660 million shares of Commvault common stock remain available to be issued upon exercise or settlement of outstanding awards under the Prior Plans.

As described below under “Description of 2016 Incentive Plan—Types of Awards,” the 2016 Incentive Plan authorizes a broad range of awards, including stock options (“Options”), stock appreciation rights (“SARs”), Full Value Awards (including restricted stock, restricted stock units (“RSUs”), performance shares or units, and other stock-based awards) and cash-based awards. As of the date of this proxy statement, 9,513,629 shares of Commvault common stock (and no stock options) have been granted under the 2016 Incentive Plan, out of a total of 10,050,000 reserved for issuance. The Sixth Amendment will reserve an additional 1,000,000 of shares of common stock for issuance under the 2016 Incentive Plan.

On June 30, 2022, the last reported sale price of our Common Stock on the NASDAQ stock market was $62.90 per share.

51	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

PROPOSAL NO. 4: APPROVAL OF THE OMNIBUS INCENTIVE PLAN, AS AMENDED BY THE SIXTH AMENDMENT  |  KEY DATA

Key Data

The following table includes information regarding outstanding equity awards and shares available for future awards under our Prior Plans and the 2016 Incentive Plan as of May 31, 2022.

Options	899,799

Non-Vested Time-Vesting Restricted Stock Units	2,784,967

Performance-Vesting Shares	538,183

Shares Available for Grant	1,252,787

Weighted Average Exercise Price of Outstanding Options	$68.20

Weighted Average Remaining Term of Outstanding Options	1.28 years

The following table summarizes our equity usage during the three most recent fiscal years.

Time Period	Time-Vesting RSUs Granted	Financial Performance Shares Granted	Financial Performance Shares Earned	Market-Based Shares Granted	Market-Based Shares Earned(1)	Weighted Average Common Shares Outstanding (Diluted)

Fiscal 2022	1,727,891	118,929	185,189	105,386	103,981	47,220,000

Fiscal 2021	1,797,021	–	–	298,585	305,552	46,652,000

Fiscal 2020	2,451,000	104,545	7,776	94,804	89,552	45,793,000

(1)	Unvested market-based shares are represented at present value as of May 31, 2022. The number of shares may vary until actual results are confirmed.

Description of the 2016 Incentive Plan

Purpose

The purpose of the 2016 Incentive Plan is to:

•	attract and retain talented executives and employees,

•	advance the interests of Commvault and our stockholders by providing eligible employees and executives with appropriate incentives to perform in a superior manner and achieve long-range goals,

•	enhance the link between performance and compensation for plan participants, and

•	provide incentive compensation opportunities that are competitive with those offered by other similar companies.

Administration

For awards to Commvault officers and employees, the 2016 Incentive Plan is administered by the TMCC which selects award recipients under the 2016 Incentive Plan, the types of awards to be granted, and the applicable terms, conditions, performance criteria, restrictions, and other provisions of such awards. The TMCC also has the authority to conclusively interpret the 2016 Incentive Plan and to adopt rules and procedures relating to the Plan and awards made thereunder. Subject to stock exchange listing rules and applicable law, the TMCC may delegate all or any portion of its responsibilities or powers under the 2016 Incentive Plan.

Eligibility

All officers, directors, or other employees of Commvault or a related company; all consultants, independent contractors, or agents of Commvault or a related company; and individuals who are expected to become officers, employees, directors, consultants, independent contractors, or agents of Commvault or a related company, are eligible to receive awards under the 2016 Incentive Plan, with two limitations. Specifically, awards to a person who

52	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

PROPOSAL NO. 4: APPROVAL OF THE OMNIBUS INCENTIVE PLAN, AS AMENDED BY THE SIXTH AMENDMENT  |  DESCRIPTION OF THE 2016 INCENTIVE PLAN

is expected to become a service provider to Commvault or a related company cannot be effective before such person’s service begins, and incentive stock options (“ISOs”) may only be granted to employees of Commvault or a related company that satisfies certain requirements in the Internal Revenue Code. For purposes of eligibility, a company is a “related company” for any period during which we own (directly or indirectly) at least 50% of voting power or ownership interests in such entity or such entity owns (directly or indirectly) at least 50% of the voting power of our stock.

In fiscal year 2022, we granted equity awards of the type authorized under the 2016 Incentive Plan to approximately 3,020 individuals. As of March 31, 2022, approximately 2865 persons (including 2848 employees, 9 non-employee directors and 8 consultants) were eligible to receive awards under the 2016 Incentive Plan.

Shares of Common Stock Available for Awards

Awards may be made under the 2016 Incentive Plan with respect to Common Stock that is authorized but unissued or, as permitted by applicable law, held or acquired by Commvault as treasury shares, including shares of Common Stock purchased in the open market or in private transactions. At the discretion of the Committee, an award under the 2016 Incentive Plan may be settled in cash rather than Common Stock.

The maximum number of shares of Common Stock that may be delivered under the 2016 Incentive Plan is 10,050,000. Assuming the Sixth Amendment to the 2016 Incentive Plan is approved, that maximum number will be increased to 11,050,000 shares. Any shares of Common Stock covered by an award under the 2016 Incentive Plan that is forfeited, expires, or is terminated without issuance of shares of Common Stock (including shares of Common Stock that are attributable to awards that are settled in cash), and shares of Common Stock that are withheld in payment of taxes payable with respect to the vesting or settlement of a Full Value Award will thereafter be available for further grants under the 2016 Incentive Plan. Shares of Common Stock that are tendered or withheld in payment of the exercise price of an Option or shares of Common Stock that are tendered or withheld in payment of taxes payable with respect to the exercise of an Option or SAR will not be available for further grants under the 2016 Incentive Plan. Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of that Stock Appreciation Right upon its exercise will not again become available for further grants under the 2016 Incentive Plan.

The following additional limits apply to awards under the 2016 Incentive Plan:

•	no more than 3,550,000 shares of Common Stock may be subject to ISOs;

•

the maximum number of shares of Common Stock that may be covered by Options and SARs that are intended to be performance-based compensation and that are granted to any one participant in any one calendar year is 500,000;

•

the maximum number of shares of Common Stock that may be delivered pursuant to any Full Value Award that is intended to be performance-based compensation granted to any one participant during any calendar year is 250,000, regardless of whether settlement of the award is to occur before, at the time of, or after vesting; and

•

in the case of Cash Incentive Awards (as described below) that are intended to be performance-based compensation, the maximum amount payable to any one Participant with respect to any performance period of twelve months (pro-rated for performance periods that are not twelve months) is $2,500,000.

If a Full Value Award or Cash Incentive Award that is intended to be performance-based compensation is denominated in shares but an equivalent amount of cash is delivered (or vice versa), the foregoing limitations will be applied based on the methodology the Committee uses to convert shares of Common Stock to cash (or vice versa). If delivery of cash or shares of Common Stock is deferred until after the cash or shares are earned, there will not be any adjustment in the amount delivered to reflect interim changes in the stock price.

Awards granted to independent directors for any calendar year may not exceed $500,000 ($1,000,000 for the initial year of directorship), determined as of the date of grant.

In the event of a corporate transaction (including a stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares, sale of assets or subsidiaries, or combination) that affects the Common Stock such that the Committee determines an

53	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

PROPOSAL NO. 4: APPROVAL OF THE OMNIBUS INCENTIVE PLAN, AS AMENDED BY THE SIXTH AMENDMENT  |  DESCRIPTION OF THE 2016 INCENTIVE PLAN

adjustment is warranted in order to preserve the benefits or prevent the enlargement of benefits of awards under the 2016 Incentive Plan, the Committee will adjust awards in a manner it determines to be equitable in its discretion. Specifically, the Committee may:

•	adjust the number and kind of shares that may be delivered under the 2016 Incentive Plan (including adjusting the individual limitations described above);

•	adjust the number and kind of shares subject to outstanding awards;

•	adjust the exercise price of outstanding Options and SARs;

•	replace awards with other awards that the Committee determines have comparable value and that are based on stock of a company resulting from the transaction; and

•

cancel any award in return for cash payment of the award’s current value, determined as though the award is fully vested at the time of payment, provided that in the case of an Option or SAR, the amount of such payment may be the excess of the value of the shares of Common Stock subject to the Option or SAR at the time of the transaction over the exercise price.

Types of Awards

Options

The Committee may grant Options to purchase shares of Common Stock in the form of ISOs or non-qualified stock options (“NQOs”). The exercise price of an Option cannot be less than the fair market value of a share of Common Stock on the date the Option is granted. ISOs may only be granted to employees of Commvault or our permitted corporate subsidiaries and must satisfy other requirements of Section 422 of the Internal Revenue Code. An Option that does not satisfy the requirements for an ISO will be treated as a NQO.

Except for reductions approved by our stockholders or adjustment for corporate transactions, the exercise price of an Option may not be decreased after the date of grant, nor may an Option be surrendered to us as consideration for the grant of a replacement Option or SAR with a lower exercise price or for a Full Value Award. In addition, except as approved by our stockholders, no Option granted under the 2016 Incentive Plan may be surrendered to us in consideration of a cash payment if, at the time of such surrender, the exercise price of the Option is greater than the fair market value of a share of Common Stock.

Options will be exercisable in accordance with the terms established by the Committee. The full exercise price of each share of Common Stock purchased upon the exercise of any Option must be paid at the time of exercise (except if the exercise price is payable through the use of cash equivalents, it may be paid as soon as practicable after exercise). Subject to applicable law, the exercise price of an Option may be payable in cash or cash equivalents, shares of Common Stock (valued at fair market value as of the day of exercise), or a combination thereof. The Committee may, in its discretion, impose such conditions, restrictions, and contingencies on the shares of Common Stock acquired pursuant to the exercise of an Option as the Committee determines to be desirable, including conformity with our recoupment or clawback policies as in effect from time to time. Except as provided by the Committee, an Option will expire on the earlier of:

•	the 30th day after the participant’s employment or service terminates for any reason other than for cause (as defined in the 2016 Incentive Plan), and

•	the day on which the participant’s employment or service terminates for cause.

In any event, an Option will expire no later than the 10th anniversary of the date on which it is granted (or such shorter period required by the rules of any stock exchange on which the Common Stock is listed).

SARs

A SAR entitles the holder to receive the amount (in cash or shares of Common Stock) by which the fair market value of a specified number of shares of Common Stock on the exercise date exceeds an exercise price established by the Committee. The exercise price of a SAR cannot be less than the fair market value of a share of Common Stock on the date the SAR is granted. SARs are generally subject to the same terms and restrictions as

54	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

PROPOSAL NO. 4: APPROVAL OF THE OMNIBUS INCENTIVE PLAN, AS AMENDED BY THE SIXTH AMENDMENT  |  DESCRIPTION OF THE 2016 INCENTIVE PLAN

apply to Options to the extent relevant, including the prohibition on lowering the exercise price, exchanges for cash or other awards, the expiration date provisions, and the minimum vesting period.

Full Value Awards

A Full Value Award is a grant of one or more shares of Common Stock or a right to receive one or more shares of Common Stock in the future (including restricted stock, restricted stock units, deferred stock units, performance stock, and performance stock units). Grants may be subject to such conditions, restrictions, and contingencies as determined by the Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement, but no dividends or dividend equivalent rights will be paid or settled on performance-based awards that have not been earned.

Cash Incentive Awards

A Cash Incentive Award is the grant of a right to receive a payment of cash (or, in the discretion of the Committee, shares of Common Stock with an equivalent value) that is contingent on achievement of performance objectives over a specified period of time. The grant of Cash Incentive Awards may also be subject to such other conditions, restrictions, and contingencies as the Committee determines, including provisions relating to deferred payment.

No award may vest, in whole or in part, before the first anniversary of the date of grant or, in the case of vesting based upon the attainment of performance-based objectives, the first anniversary of the commencement of the period over which performance is evaluated, except for a limited number of awards (covering up to 5% of the shares available for issuance under the 2016 Incentive Plan) or upon death, disability or a corporate transaction.

Change in Control

If (i) a Change in Control (as defined in the 2016 Incentive Plan) occurs before an award vests and before the holder’s separation from service, and (ii) such award remains outstanding following the Change in Control (whether by substitution with another award or otherwise), and (iii) the participant’s service is involuntarily terminated by the Company or a related company (or any successor thereto), other than for cause, on or within two years following the Change in Control, then:

•	the participant’s outstanding Options and SARS, if any, will become fully exercisable; and

•

the participant’s Full Value awards will become fully vested and the Committee will determine the extent to which the associated performance conditions are met, taking into account actual performance and/or the passage of time, in accordance with the terms of the 2016 Incentive Plan and the applicable award agreement.

To the extent any provision of the 2016 Incentive Plan or an award agreement would cause a payment of deferred compensation that is subject to section 409A of the Code to be made upon the occurrence of a Change in Control, then such payment will not be deferred unless such Change in Control also constitutes a “change in ownership,” “change in effective control,” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of section 409A of the Code.

If an award does not remain outstanding following a Change in Control, the Committee will determine the vesting and other terms and conditions of the award in connection with the Change in Control in accordance with the terms of the 2016 Incentive Plan.

Non-U.S. Employees

The Committee may grant awards to eligible individuals who are foreign nationals on terms and conditions different from those specified in the 2016 Incentive Plan as may, in the Committee’s judgment, be necessary or desirable to foster and promote achievement of the purposes of the 2016 Incentive Plan. Similarly, the Committee may make such modifications, amendments, procedures, and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which Commvault or a related company operates or has employees, but may not increase the share limitations under the 2016 Incentive Plan or otherwise change any provision of the Plan that would require stockholder approval.

55	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

PROPOSAL NO. 4: APPROVAL OF THE OMNIBUS INCENTIVE PLAN, AS AMENDED BY THE SIXTH AMENDMENT  |  DESCRIPTION OF THE 2016 INCENTIVE PLAN

Other 2016 Incentive Plan Information

Awards under the 2016 Incentive Plan are not transferable except as designated by the holder by will or by laws of descent and distribution or, unless otherwise provided by the Committee, pursuant to a qualified domestic relations order. Unless otherwise provided by the Committee, awards (other than an ISO) may be transferred to or for the benefit of the holder’s family (including, without limitation, to a trust or partnership for the benefit of family) in accordance with rules established by the Committee.

All awards and other payments under the 2016 Incentive Plan are subject to withholding of all applicable taxes. With the consent of the Committee, withholding obligations may be satisfied with previously owned shares of Common Stock or shares of Common Stock to which the participant is otherwise entitled under the 2016 Incentive Plan. Shares of Common Stock that have been held less than six months may only be used to satisfy minimum withholding requirements (or other rates that will not have a negative accounting impact).

The Board may, at any time, amend or terminate the 2016 Incentive Plan, and the Board or the Committee may amend any award agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected participant (or, if the participant is not then living, the affected beneficiary), adversely affect the rights of any participant or beneficiary under any award granted before the date such amendment is adopted. The provisions of the 2016 Incentive Plan that prohibit repricing of Options and SARs cannot be amended unless the amendment is approved by our stockholders, and no other amendment will be made to the 2016 Incentive Plan without the approval of our stockholders if such approval is required by law or the rules of any stock exchange on which the Common Stock is listed. Adjustment to awards made in connection with corporate transactions are not subject to the foregoing restrictions.

U.S. Federal Income Tax Considerations

The discussion that follows is a summary, based on current law, of some significant U.S. federal income tax considerations relating to awards under the 2016 Incentive Plan. This does not purport to be a complete description of the federal income tax aspects of the 2016 Incentive Plan. In addition, participants may be subject to foreign, state, and local taxes and employment taxes in connection with stock purchased under the 2016 Incentive Plan. Participants should consult with a tax adviser to determine how the tax laws apply in their personal circumstances.

NQOs

The grant of an NQO will not result in taxable income to the participant. Except as described below, the participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares of Common Stock acquired over the exercise price for those shares, and Commvault will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares of Common Stock will be treated as capital gains and losses, with a basis equal to the fair market value of the shares of Common Stock at the time of exercise.

The exercise of an NQO through the delivery of previously acquired Common Stock will generally be treated as a non-taxable, like-kind exchange as to the number of shares of Common Stock surrendered and the identical number of shares of Common Stock received under the Option. That number of shares will take the same basis and, for capital gains purposes, the same holding period as the shares of Common Stock that are given up. The value of the shares of Common Stock received upon such an exchange that exceed the number of shares given up will be includible as ordinary income to the participant at the time of exercise. The excess shares of Common Stock will have a new holding period for capital gain purposes and a basis equal to the value of such shares determined at the time of exercise.

ISO

The grant of an ISO will not result in taxable income to the participant. The exercise of an ISO will not result in taxable income to the participant if the participant was, without a break in service, an employee of Commvault or a corporate subsidiary during the period beginning on the date the Option was granted and ending three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Internal Revenue Code).

56	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

PROPOSAL NO. 4: APPROVAL OF THE OMNIBUS INCENTIVE PLAN, AS AMENDED BY THE SIXTH AMENDMENT  |  DESCRIPTION OF THE 2016 INCENTIVE PLAN

The excess of the fair market value of the shares of Common Stock at the time of the exercise of an ISO over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the ISO is exercised. For purposes of determining alternative minimum tax liability for the year of disposition of the shares of Common Stock acquired pursuant to the ISO exercise, the participant will have a basis in those shares equal to the fair market value of the shares of Common Stock at the time of exercise.

If a participant does not sell or otherwise dispose of the shares of Common Stock within two years from the date of the grant of the ISO or within one year after receiving the transfer of such shares, then, upon disposition of such shares of Common Stock, any amount realized in excess of the exercise price will be taxed to the participant as capital gain, and Commvault will not be entitled to any deduction for federal income tax purposes. A capital loss will be recognized to the extent the amount realized is less than the exercise price. If a participant sells or otherwise disposes of the shares of Common Stock sooner than two years from the date of grant of the ISO or one year after receiving the transfer of such shares, then the participant will generally realize ordinary income, and Commvault will be allowed a corresponding deduction, at the time of the disposition of the shares, in an amount equal to the lesser of (a) the excess of the fair market value of the shares of Common Stock on the date of exercise over the exercise price, or (b) the excess, if any, of the amount realized upon disposition of the shares of Common Stock over the exercise price. If the amount realized exceeds the value of the shares of Common Stock on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

The exercise of an ISO through the exchange of previously acquired stock will generally be treated in the same manner as such an exchange in connection with the exercise of an NQO—that is, as a non-taxable, like-kind exchange as to the number of shares of Common Stock given up and the identical number of shares received under the Option. That number of shares of Common Stock will take the same basis and, for capital gain purposes, the same holding period as the shares that are given up. However, such holding period will not satisfy the one-year holding period required for the new shares of Common Stock to receive ISO treatment. Shares received in excess of the number of shares of Common Stock given up will have a new holding period and will have a basis of zero or the amount of cash, if any, paid as part of the exercise price. A disqualifying disposition (a disposition before the end of the applicable holding period) with respect to any of the shares of Common Stock received from the exchange will be treated as a disqualifying disposition of the shares with the lowest basis.

If the exercise price of an ISO is paid with shares of Common Stock acquired through a prior exercise of an ISO, gain will be realized on the shares given up (taxed as ordinary income) if those shares of Common Stock have not been held for the minimum ISO holding period (two years from the date of grant and one year from the date of transfer), but the exchange will not affect the tax treatment of the shares of Common Stock received.

SARs

A participant generally will not realize any taxable income upon the grant of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary income in an amount equal to the amount of cash and/or the fair market value, at the date of exercise, of the shares of Common Stock received as a result of such exercise. Commvault will generally be entitled to a deduction in the same amount.

Full Value Awards

The federal income tax consequences of a Full Value Award will depend on the type of award, and in particular, whether the shares are subject to a substantial risk of forfeiture (determined under Internal Revenue Code rules) at the time of the grant. If the shares are subject to a substantial risk of forfeiture, the participant will not recognize taxable income at the time of the grant. Instead, when the restrictions on the shares lapse (meaning the shares are no longer subject to a substantial risk of forfeiture), the participant will recognize ordinary taxable income in an amount equal to the fair market value of the shares at that time. If the shares are not subject to a substantial risk of forfeiture or if the participant elects to be taxed at the time of the grant of such shares under section 83(b) of the Internal Revenue Code, the participant will recognize taxable income when the shares are

57	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

PROPOSAL NO. 4: APPROVAL OF THE OMNIBUS INCENTIVE PLAN, AS AMENDED BY THE SIXTH AMENDMENT  |  DESCRIPTION OF THE 2016 INCENTIVE PLAN

granted in an amount equal to the fair market value of such shares at the time, determined without regard to any of the restrictions. If the shares are forfeited before the restrictions lapse, the participant will not be entitled to a corresponding deduction. The participant’s tax basis in the shares will be the amount recognized as income attributable to such shares. Gain or loss recognized by the participant on a subsequent disposition of any such shares is capital gain or loss if the shares are otherwise capital assets.

In the case of other Full Value Awards, such as restricted stock units or performance stock units, the participant generally will not have taxable income upon the grant of the award so long as there are restrictions on such awards that constitute a substantial risk of forfeiture. Participants will generally recognize ordinary income when the restrictions on awards lapse, on the date of grant if there are no such restrictions, or, in certain cases, when the award is settled. At that time, the participant will recognize taxable income equal to the cash or the fair market value of the shares issuable in payment of such award, and such amount will be the tax basis for any shares received. In the case of an award that does not constitute property at the time of grant (such as an award of units), participants will generally recognize ordinary income when the award is paid or settled.

Commvault generally will be entitled to a tax deduction in the same amount, and at the same time, as the income recognized by a participant.

Parachute Payments

Any acceleration of the vesting or payment of awards under the 2016 Incentive Plan in the event of a change in control in the Company may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Internal Revenue Code, which may subject the participant to a 20% excise tax and preclude a deduction by the Company.

Performance-Based Compensation

Because of changes to Section 162(m) of the Internal Revenue Code that eliminated favorable tax treatment for performance-based compensation of the type awarded under the 2016 Incentive Plan, the TMCC reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

New Plan Benefits

Future benefits under the 2016 Incentive Plan as proposed to be amended cannot be determined at this time because the grants are at the discretion of the TMCC and because their value may depend upon the satisfaction of vesting conditions and the future price of the Company’s stock. During fiscal 2022, the TMCC granted time- and performance-based restricted stock units (with performance-based restricted stock units measured at the target level of performance) to the following individuals and groups: Mr. Mirchandani, 127,921; Mr. Carolan, 30,097; Mr. Di Blasio, 37,624; executive officers who are not named executive officers, 22,572; non-employee members of the board of directors, 23,760 time-based restricted stock units; employees and contractors other than executive officers, 1,710,232 time-based restricted stock units.

58	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

PROPOSAL NO. 4: APPROVAL OF THE OMNIBUS INCENTIVE PLAN, AS AMENDED BY THE SIXTH AMENDMENT  |  DESCRIPTION OF THE 2016 INCENTIVE PLAN

Equity Compensation Plan Information

The following table provides information as of March 31, 2022 with respect to the shares of our Common Stock that may be issuable upon the exercise of options, warrants and rights.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities that Remained Available for Future Issuance Under Equity Plans (Excluding Securities Reflected in Column (a)(c))

Equity compensation plans approved by security holders (1)	4,227,157	$60.30	2,089,949

Equity compensation plans not approved by security holder	—	—	—

Totals	4,227,157	$60.30	2,089,949

(1)

Consists of shares of common stock to be issued upon exercise of outstanding options and vesting of restricted stock awards under our Omnibus Incentive Plan. These amounts do not include potentially issuable shares under the Employee Stock Purchase Plan. We have reserved 3,264 thousand shares for the future issuance of shares under the Employee Stock Purchase Plan.

The Board of Directors recommends that you vote FOR approval of the 2016 Incentive Plan as amended by the Sixth Amendment.

59	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

Additional Information

About the Annual Meeting

This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors of Commvault Systems, Inc. of proxies to be voted at the Annual Meeting of Stockholders, including any adjournment or postponement thereof. This proxy statement is first being made available at www.edocumentview.com/CVLT, and we intend to begin distribution of the Notice Regarding the Availability of Proxy Materials to stockholders on or about July 1, 2022. A copy of our annual report on Form 10-K for the fiscal year ended March 31, 2022, which includes audited financial statements, is also being made available concurrently with the proxy statement at www.edocumentview.com/CVLT.

How can I participate in the virtual annual meeting?

Our virtual annual meeting format will enable all stockholders to participate, regardless of their location. To participate in the Annual Meeting, please access the meeting website at http://ir.commvault.com/annual-meeting and follow the instructions found there. You will be required to establish your identity as a stockholder in order to vote and to view the list of registered stockholders as of the record date during the meeting. Please have the control number found on your Notice of Internet Availability of Proxy Materials available.

Stockholders can submit questions for the Annual Meeting’s question and answer session prior to or during the meeting through http://ir.commvault.com/annual-meeting. Once the meeting has concluded, the webcast will be available for replay on the Investor Relations section of our website for 12 months.

Who is entitled to vote at the Annual Meeting?

The record date for determining stockholders entitled to vote at the Annual Meeting was June 30, 2022. On that date, 44,835,900 shares of Commvault common stock were outstanding and entitled to vote. Each stockholder is entitled to one vote for each share of common stock held of record for each matter to be considered. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders by arrangement made with Commvault during the 10 days preceding the meeting and also will be available for examination during the Annual Meeting. Information regarding how to examine the stockholder list is available at the meeting website at http://ir.commvault.com/annual-meeting.

The presence at the Annual Meeting, in person (including virtually) or by proxy, of holders of a majority of the issued and outstanding shares of common stock entitled to vote thereat as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the Annual Meeting to vote in person (including virtually), your shares of common stock will be considered part of the quorum. Abstentions and broker non-votes will be counted for the purpose of establishing a quorum.

60	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

ADDITIONAL INFORMATION ABOUT THE ANNUAL MEETING

If you choose to vote your shares at the Annual Meeting, you will be required to provide your control number, which is included in the Notice Regarding the Availability of Proxy Materials that you received. If you hold your Commvault shares through a broker, bank, or other nominee, you may vote during the Annual Meeting only if you obtain a signed proxy from your bank, broker, or other nominee giving you the right to vote the shares. You will be asked to submit that proxy to Commvault via the email address provided on the meeting website at or prior to the Annual Meeting, along with an account statement or letter from the broker, bank, or other nominee indicating that you are the beneficial owner of the shares and that you were the beneficial owner of the shares on June 30, 2022.

What proposals will be considered at the Annual Meeting, and how does the Board recommend that I vote?

The following table summarizes the matters we expect to present to stockholders during the Annual Meeting.

Proposal	Voting options	Board recommendation	Vote required to pass	Effect of abstentions, and broker non-votes*

Election of directors	FOR, AGAINST, or ABSTAIN for each nominee	FOR each nominee	Each nominee must receive the affirmative vote of a majority of the votes cast on the proposal.	No effect

Advisory vote on executive compensation	FOR, AGAINST, or ABSTAIN	FOR	As a non-binding, advisory vote, there is no specific approval requirement. However, the Board of Directors will consider that the stockholders have approved executive compensation if the advisory vote receives the affirmative vote of a majority of the votes cast on such proposal.	No effect

Ratification of the independent auditors	FOR, AGAINST, or ABSTAIN	FOR	The affirmative vote of a majority of the votes cast on the proposal.	Abstentions will have no effect. Broker non- votes, if any, will have no effect.

Approval of additional shares to be available for grant under the 2016 Incentive Plan, as amended by the Sixth Amendment	FOR, AGAINST, or ABSTAIN	FOR	The affirmative vote of a majority of the votes cast on the proposal.	No effect

*	for an explanation of broker non-votes, please see “How can I vote if I hold my Commvault stock through a broker?”

How can I vote if I do not plan to attend the Annual Meeting?

Registered stockholders of record may provide voting instructions before the Annual Meeting in one of three ways:

Mail:	Online before the Meeting:	Telephone:

Sign, date and return your proxy card in the enclosed envelope	Visit www.investorvote.com/CVLT and finish voting before 3:00 a.m. EST on August 24, 2022.	Call the telephone number on your proxy card

All properly completed, unrevoked proxies received prior to the close of voting at the Annual Meeting will be voted in accordance with the instructions provided.

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ADDITIONAL INFORMATION ABOUT THE ANNUAL MEETING

How can I vote if I hold my Commvault stock through a broker?

If you hold your shares through a bank, broker, or other nominee (meaning you are the “beneficial owner” of shares owned by someone else) your broker will ask how you want your shares to be voted. If you give voting instructions, your broker will vote your shares as you direct. If you do not provide voting instructions, your broker is only permitted to vote your shares on Proposal 3 regarding ratification of the auditors. Brokers holding shares beneficially owned by their clients do not have the authority to cast votes with respect to the election of directors, executive compensation, or amendments to our incentive plans unless they have received instructions from the beneficial owner of the shares. If you do not provide instructions to your broker, your vote will not be counted with respect to Proposal No. 1 (the election of six directors for a one-year term), Proposal No. 2 (the advisory vote on executive compensation), or Proposal No. 4 (the approval of additional shares to be available for grant under the 2016 Incentive Plan). This is called a “broker non-vote.” Please submit voting instructions to your broker by 11:59 p.m. Eastern time on August 23, 2022.

What if I return a proxy card but don’t mark all of my choices?

If we have a properly executed, unrevoked proxy card that does not specifically direct the voting of shares, the shares represented by such proxy will be voted (i) FOR the election of all nominees for election as director described in this proxy statement, (ii) FOR approval, on an advisory basis, of our executive compensation, (iii) FOR the ratification of the appointment of Ernst & Young LLP as our independent public accountants for the fiscal year ending March 31, 2023, (iv) FOR the approval of additional shares to be available for grant under the 2016 Incentive Plan, as amended by the Sixth Amendment, and (v) in accordance with the judgment of the individuals named on the proxy card as to such other matters as may properly come before the Annual Meeting.

What if I change my mind after I vote?

You can revoke your proxy at any time prior to the voting at the Annual Meeting by submitting a later-dated proxy (including a later-dated proxy via the Internet or telephone), by giving timely written notice of such revocation to our Corporate Secretary, or by attending the Annual Meeting and voting in person (virtually). If you attend the Annual Meeting and do not vote, it will not affect any previously submitted proxy or voting instructions.

Who is paying for this solicitation?

Commvault will pay all expenses related to the solicitation of proxies. Solicitation will be made by mail, and may be made by directors, officers, and employees, personally or by telephone, email, or other electronic means. Proxy cards and material also will be distributed to beneficial owners of our stock through brokers, custodians, nominees, and other like parties, and we expect to reimburse such parties for their charges and expenses.

How can I submit a proposal or a nomination for the 2023 annual meeting?

Stockholder proposals to be included in Commvault’s Proxy Statement

We must receive any stockholder proposal to be considered for inclusion in our proxy statement and form of proxy relating to the 2023 annual meeting of stockholders by March 17, 2023.

Stockholder nominations under proxy access

Our Bylaws permit qualifying stockholders to include a certain number of director nominees in our proxy statement. For any such nomination for our 2023 annual meeting to be timely, we must receive notice and certain required information at our principal executive offices between February 15, 2023, and March 17, 2023. Stockholders who make nominations pursuant to our proxy access provision should be mindful of the requirements set forth in our Bylaws, which are available on the Investor Relations section of our website.

Other stockholder proposals

If you wish to submit a proposal for consideration at the 2023 stockholder meeting or to nominate a candidate for election as a director at that meeting without utilizing our proxy access provision, you may do so by providing us with written notice of your intention to make such a proposal or nomination before April 16, 2023. Any such

62	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

ADDITIONAL INFORMATION ABOUT THE ANNUAL MEETING

notice must describe the proposal or nomination in sufficient detail for the matter to be summarized on the agenda for the meeting. Among other things, the notice must set forth:

•

the name and address, as it appears on our books, of the stockholder who intends to make the proposal or nomination and the beneficial owner, if any, on whose behalf the nomination or proposal is made;

•

a representation that the stockholder is a holder of record of our stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present such proposal or nomination;

•	whether the stockholder plans to deliver or solicit proxies from other stockholders; and

•	the class and number of our shares that the stockholder beneficially owns.

If you are nominating a candidate to be elected as a director, your notice must include the following additional information:

(i)	the name and address of any person to be nominated,

(ii)

a description of all arrangements or understandings between you and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made,

(iii)	such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended,

(iv)	the consent of each nominee to serve as a director if so elected, and

(v)	such other information as is set forth in our Fourth Amended and Restated Bylaws, which are available on the Investor Relations section of our website.

****

To the extent this proxy statement is incorporated by reference in any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the information included or incorporated in the sections of this proxy statement entitled “Executive Compensation—Commvault Systems, Inc. TMCC Report on Executive Compensation” and “Report of Audit Committee” will not be deemed to be incorporated, unless specifically provided otherwise in such filing.

We will furnish without charge to each person whose proxy is being solicited, upon written request, a copy of our annual report on Form 10-K for the fiscal year ended March 31, 2022, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such report should be directed to Danielle Sheer, Vice President, Chief Legal and Compliance Officer, Commvault Systems, Inc., 1 Commvault Way, Tinton Falls, New Jersey 07724. A copy of our annual report on Form 10-K for the fiscal year ended March 31, 2022, is also being made available concurrently with the proxy statement at www.edocumentview.com/CVLT.

Danielle Sheer

Chief Legal and Compliance Officer

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Annex A:

Reconciliation of GAAP to

Non-GAAP Financial Measures

The following table provides a reconciliation of our reported GAAP results to the non-GAAP financial measures discussed above and used in certain of our named executive officers’ fiscal 2022 compensation arrangements. The following results are based on the accounting principles that were used to prepare the fiscal 2022 consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2022.

	Fiscal Year Ended March 31,

	2022	2021

Non-GAAP financial measures and reconciliation:
GAAP income (loss) from operations	$41,566	$(22,263)
Noncash stock-based compensation(1)	103,454	82,086
FICA and payroll tax expense related to stock-based compensation(2)	3,261	2,196
Restructuring(3)	6,192	23,471
Hedvig deferred payments(4)	5,622	5,624
Amortization of intangible assets(5)	208	5,650
Impairment of intangible assets(6)	—	40,700
Acquisition costs(7)	1,379	—

Non-GAAP income from operations	$161,682	$137,464

GAAP net income (loss)	$33,624	$(30,954)
Noncash stock-based compensation(1)	103,454	82,086
FICA and payroll tax expense related to stock-based compensation(2)	3,261	2,196
Restructuring(3)	6,192	23,471
Hedvig deferred payments(4)	5,622	5,624
Amortization of intangible assets(5)	208	5,650
Impairment of intangible assets(6)	—	40,700
Acquisition costs(7)	1,379	—
Gain on sale of equity method investment(8)	(1,000)	—
Non-GAAP provision for income taxes adjustment(9)	(34,090)	(27,674)

Non-GAAP net income	$118,650	$101,099

Diluted weighted average shares outstanding	47,220	47,803

Non-GAAP diluted earnings per share	$2.51	$2.11

1.

Represents noncash stock-based compensation charges associated with stock options and, restricted stock units granted under our 2016 Incentive Plan and purchase rights issued under our Employee Stock Purchase Plan.

2.	Represents additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards.
3.

In recent fiscal years, Commvault initiated restructuring plans to increase efficiency in its sales, marketing and distribution functions as well as reduce costs across all functional areas. These restructuring charges relate primarily to severance and related costs associated with headcount reductions, as well as the closure of offices. During the fourth quarter of fiscal 2022, Commvault initiated a restructuring plan to combine the management of its EMEA and APJ field operations. Restructuring includes stock-based compensation related to modifications of

64	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

ANNEX A:RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

awards granted to former employees. Management believes, when used as a supplement to GAAP results, that the exclusion of these charges will help investors and financial analysts understand Commvault’s operating results and underlying operational trends as compared to prior periods.
4.

In connection with the acquisition of Hedvig Inc., certain Hedvig shareholders will receive cash payments for the 30 months following the date of acquisition, subject to their continued employment with Commvault. While these payments are proportionate to these shareholders’ ownership of Hedvig, under GAAP they are accounted for as compensation expense within Research and development expenses over the course of the 30 month service period. Management believes, when used as a supplement to GAAP results, that the exclusion of these non-routine expenses will help investors and financial analysts understand Commvault’s operating results and underlying operational trends as compared to prior periods.

5.	Represents noncash amortization of intangible assets.
6.

In the second quarter of fiscal 2021, Commvault recorded an impairment of its acquired intangible assets. These noncash charges are not representative of ongoing costs to the business and are not expected to recur. As a result, these charges are being excluded to provide investors with a more comparable measure of costs associated with ongoing operations.

7.

During the fourth quarter of fiscal 2022, Commvault incurred costs related to the acquisition of TrapX. Management believes, when used as a supplement to GAAP results, that the exclusion of these costs will help investors and financial analysts understand Commvault’s operating results and underlying operational trends as compared to other periods.

8.	Represents the gain on the sale of Commvault’s equity investment in Laitek, Inc.
9.	The provision for income taxes is adjusted to reflect Commvault’s estimated non-GAAP effective tax rate of 27%.

65	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

Annex B:

Sixth Amendment to Commvault Systems, Inc.

Omnibus Incentive Plan

This “Sixth Amendment” to the Commvault Systems, Inc. Omnibus Incentive Plan, as amended (the “Plan”) is made as of August 24, 2022. Defined terms used herein have the same definition ascribed to them in the Plan.

WHEREAS, Section 10 of the Plan permits the Board to amend the Plan, subject to approval by the Company’s stockholders if such approval is required by law or the rules of the stock exchange in which the Common Stock is listed;

WHEREAS, the Board desires to amend the Plan to allow for the increase of Common Stock available for grant under the Plan from time to time;

WHEREAS, this Sixth Amendment shall be submitted to the Company’s stockholders for approval, and shall become effective as of the date on which the Company’s stockholders approve this Sixth Amendment (the “Effective Date”);

WHEREAS, if the Company’s stockholders approve this Sixth Amendment, the number of shares of Common Stock which may be issued with respect to Awards under the Plan shall be equal to 1,000,000; and

WHEREAS, if the Company’s stockholders fail to approve this Sixth Amendment, the existing Plan shall continue in full force and effect.

NOW THEREFORE, pursuant to Section 10 of the Plan, the Plan is hereby amended as follows, effective as of the Effective Date:

1.	The first sentence of Section 4.1(b) of the Plan is hereby amended and restated as follows:

(b) Subject to the provisions of subsection 4.2, the number of shares of Common Stock which may be issued with respect to Awards under the Plan shall be equal to the number of shares of Common Stock approved by the Company’s stockholders from time to time.

2.

Except as expressly amended by this Sixth Amendment, all terms and conditions of the Plan shall remain in full force and effect. This Sixth Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Sixth Amendment to the Plan, as of the date first indicated above.

COMMVAULT SYSTEMS, INC.

By:

Sanjay Mirchandani
Chief Executive Officer

66	COMMVAULT SYSTEMS, INC. | 2022 PROXY STATEMENT

COMMVAULT VOTE Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2022 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4. 1. Elect six directors for a one-year term; For Against Abstain For Against Abstain For Against Abstain 01—Nicholas Adamo 02—Martha H. Bejar 03 – David F. Walker 04—Keith Geeslin 05—Vivie “YY” Lee 06 – Sanjay Mirchandani For Against Abstain For Against Abstain 2. Approve, by non-binding vote, the Company’s executive 3. Ratify the appointment of Ernst & Young LLP as the Company’s compensation; independent public accountants for the fiscal year ending March 31, 2023; 4. Approve amendment providing additional shares for grant under the Company’s 2016 Omnibus Incentive Plan, as amended by the Sixth Amendment. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX 03N9KC

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. REVOCABLE PROXY — COMMVAULT SYSTEMS, INC. Annual Meeting of Stockholders August 24, 2022 Proxy Solicited by Board of Directors The undersigned does hereby appoint Sanjay Mirchandani and Danielle Sheer (together, the “Proxies”), and each of them, with full power of substitution, as Proxies to vote, as directed on this card, or, if not so directed, in accordance with the Board of Directors’ recommendations, all shares of Commvault Systems, Inc. held of record by the undersigned at the close of business on June 30, 2022 and entitled to vote at the Annual Meeting of Stockholders of Commvault Systems, Inc. to be held at 9:00 a.m., Eastern time, Wednesday, August 24, 2022 virtually via the internet at http://ir.commvault.com/annual-meeting or at any adjournment or postponement thereof, and to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4. PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. (Continued, and to be marked, dated and signed, on the other side)

COMMVAULT VOTE Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 3:00 a.m., ET, on August 24, 2022. Online Go to www.investorvote.com/CVLT or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/CVLT Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2022 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4. 1. Elect six directors for a one-year term; + For Against Abstain For Against Abstain For Against Abstain 01—Nicholas Adamo 02—Martha H. Bejar 03 – David F. Walker 04—Keith Geeslin 05—Vivie “YY” Lee 06 – Sanjay Mirchandani For Against Abstain For Against Abstain 2. Approve, by non-binding vote, the Company’s executive 3. Ratify the appointment of Ernst & Young LLP as the Company’s compensation; independent public accountants for the fiscal year ending March 31, 2023; 4. Approve amendment providing additional shares for grant under the Company’s 2016 Omnibus Incentive Plan, as amended by the Sixth Amendment. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 6 3 BM 03N9JC

The 2022 Annual Meeting of Stockholders of Commvault Systems, Inc. will be held on Wednesday, August 24, 2022 at 9:00 a.m. Eastern Time virtually via the internet at http://ir.commvault.com/annual-meeting. To vote during the virtual meeting, you must verify your identity as a stockholder. Please have the information that is printed on the shaded bar located on the reverse side of this form available. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.investorvote.com/CVLT Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CVLT IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. REVOCABLE PROXY — COMMVAULT SYSTEMS, INC. + Annual Meeting of Stockholders August 24, 2022 Proxy Solicited by Board of Directors The undersigned does hereby appoint Sanjay Mirchandani and Danielle Sheer (together, the “Proxies”), and each of them, with full power of substitution, as Proxies to vote, as directed on this card, or, if not so directed, in accordance with the Board of Directors’ recommendations, all shares of Commvault Systems, Inc. held of record by the undersigned at the close of business on June 30, 2022 and entitled to vote at the Annual Meeting of Stockholders of Commvault Systems, Inc. to be held at 9:00 a.m., Eastern time, Wednesday, August 24, 2022 virtually via the internet at http://ir.commvault.com/annual-meeting or at any adjournment or postponement thereof, and to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4. PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. (Continued, and to be marked, dated and signed, on the other side) Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.